AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FAMILYMEDS GROUP, INC.

AND

DRUGMAX, INC.

Dated as of March 19, 2004

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of March 19, 2004 (this “Agreement”), by and among DrugMax, Inc., a Nevada corporation (the “Company”), Familymeds Group, Inc., a Connecticut Company (the “Acquired Corporation”), and, to the extent specifically provided herein, Jugal K. Taneja (“Mr. Taneja”), an individual with an address of 25400 US Highway 19 North, Suite 137, Clearwater, Florida 33763 and Edgardo A. Mercadante (“Mr. Mercadante”), an individual with an address of 312 Farmington Avenue, Farmington, Connecticut 06032.

WHEREAS, Acquired Corporation wishes to merge with and into the Company (the “Merger”) in accordance with the applicable provisions of the Connecticut Business Corporation Act (“CBCA”) and the Nevada Revised Statutes, Chapter 92A (“NRS”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 1.2), Acquired Corporation shall merge with and into the Company in accordance with the CBCA and NRS, the separate corporate existence of Acquired Corporation shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” The name of the Surviving Corporation shall continue to be DrugMax, Inc.

Section 1.2 EFFECTIVE DATE. On the Effective Date (as defined below), the Acquired Corporation and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the CBCA and NRS (the “Certificate of Merger”) with the Secretaries of State of the states of Connecticut and Nevada, in such form as required by, and executed in accordance with the relevant provisions of, the CBCA and NRS. The later of the date and time that the Certificate of Merger is accepted by the Secretaries of State of the states of Connecticut and Nevada, or such other date and time as the Acquired Corporation and the Company shall specify in the Certificate of Merger, shall be hereinafter referred to as the “Effective Date.”

Section 1.3 EFFECT OF THE MERGER. On the Effective Date, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and Section 92.250 of the NRS. In addition, on the Effective Date, all rights, franchises and interests of Acquired Corporation and the Company, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer.

Section 1.4 CERTIFICATE OF INCORPORATION. On and after the Effective Date, the Certificate of Incorporation of the Company (the “Company Charter”), in the form attached as Exhibit 1.4 hereto, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the NRS.

Section 1.5 BY-LAWS OF THE SURVIVING CORPORATION. On and after the Effective Date, the By-Laws of the Company (the “Company By-Laws”), in the form attached as Exhibit 1.5 hereto, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the NRS.

Section 1.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

(a) Mr. Taneja, Mr. William LaGamba (“Mr. LaGamba”), Mr. Mercadante, Dr. Philip Gerbino, Martin Sperber, Peter Grua and Laura Witt shall be elected in connection with the Merger as the initial directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law. Mr. Taneja and Mr. Mercadante shall be elected Co-Chairs of the Board of Directors.

(b) The initial officers (the “Officers”) of the Surviving Corporation elected in connection with the Merger shall be:

Mr. Mercadante	–	Chief Executive Officer
Mr. LaGamba	–	Chief Operating Officer and President
Dale Ribaudo	–	Chief Financial Officer and Senior Vice President, and Treasurer
Allison Kiene	–	Secretary

and the foregoing shall hold office while employed by the Surviving Corporation from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

Section 1.7 CLOSING. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, at the offices of Shumaker, Loop & Kendrick, LLP, on a date to be specified by Acquired Corporation and the Company which shall be no later than the fifth business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time and place as Acquired Corporation and the Company shall agree.

Section 1.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Acquired Corporation and the Company shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Acquired Corporation, the officers and directors of the Company and Acquired Corporation immediately prior to the Effective Date are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

Section 1.9 MATERIAL ADVERSE EFFECT.

(a) The term “Company Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affects the ability of the Company to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that no change, effect or circumstance to the extent resulting from any of the following shall be deemed to constitute, in and of itself, a Company Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred a Company Material Adverse Effect: (A) general market, economic or political conditions affecting the industries in which the Company participates, provided that such change, effect or circumstance does not have a substantially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole; (B) compliance with the terms and conditions of this Agreement, the transactions contemplated by this Agreement or the pendency or announcement of this Agreement or the transactions contemplated by this Agreement; (C) any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) arising out of or in connection with the announcement of this Agreement or the consummation of the Merger; (D) any decrease in the market price or trading volume of the Company’s publicly traded common stock; (E) the Company’s failure to meet published industry analyst expectations; or (F) any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement.

(b) The term “Acquired Corporation Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Acquired Corporation Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Acquired Corporation and its Subsidiaries, taken as a whole, or (ii) materially adversely affects the ability of the Acquired Corporation to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that no change, effect or circumstance to the extent resulting from any of the following shall be deemed to constitute, in and of itself, an Acquired Corporation Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred an Acquired Corporation Material Adverse Effect: (A) general market, economic or political conditions affecting the industries in which the Acquired Corporation participates, provided that such change, effect or circumstance does not have a substantially disproportionate adverse impact on the Acquired Corporation and its Subsidiaries, taken as a whole; (B) compliance with the terms and conditions of this Agreement, the transactions contemplated by this Agreement or the pendency or announcement of this Agreement or the transactions contemplated by this Agreement; (C) any litigation brought or threatened by stockholders of the Acquired Corporation (whether on behalf of the Acquired Corporation or otherwise) arising out of or in connection with the announcement of this Agreement or the consummation of the Merger; (D) the Company’s failure to meet published industry analyst expectations; or (E) any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement.

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

Assuming that immediately prior to the Effective Date 8,185,642 shares of the common stock, par value $.001 per share, of the Company (“Company Common Stock”) are issued and outstanding, then, upon the consummation of the Merger, the stockholders of the Company immediately prior to the Merger (assuming that none of those stockholders dissent from the Merger) shall own approximately 38%, and the stockholders of the Acquired Corporation (assuming that none of those stockholders dissent from the Merger) (the “Acquired Corporation Stockholders”) and the Employees (as defined below) shall jointly own approximately 62%, of the 21,530,405 shares of Company Common Stock to be issued and outstanding immediately after the Merger, assuming the vesting and exercise of all Management Stock and Options (as defined below), which ownership structure shall be effected as follows:

Section 2.1 CONVERSION OF CAPITAL STOCK.

(a) Company Common Stock. The shares of Company Common Stock issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Surviving Corporation after the Effective Date.

(b) Acquired Corporation Stock. On the Effective Date, each share of Acquired Corporation Stock (as defined below) and each Series E Warrant outstanding and held of record by the Acquired Corporation

Stockholders shall be converted by operation of law and without any action by any holder thereof into the right to receive (i) shares of Company Common Stock in the amounts and pursuant to the ratios set forth in Exhibit 2.1(b), which exhibit is to be delivered and updated by the Acquired Corporation on or prior to the Closing Date and attached hereto and made a part hereof (the “Stock Consideration”), and (ii) a Warrant (as defined below) to purchase Company Common Stock in the amounts set forth in Exhibit 2.1(c) and as further contemplated by Section 2.1(c) below. As set forth in Exhibit 2.1(b), the aggregate number of shares to be issued to the Acquired Corporation Stockholders pursuant to the foregoing sentence is 11,480,507. The various ratios set forth in Exhibit 2.1(b) that are used to calculate the Stock Consideration for each separate class of Acquired Corporation Stock are hereinafter referred to as the “Exchange Ratios.” The Warrants combined with the Stock Consideration are referred to as the “Merger Consideration.” All shares of Acquired Corporation Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive holder’s respective portion of the Merger Consideration pursuant to this Section 2.1. As set forth in Exhibit 2.1(b), on the Effective Date, all notes issued by Acquired Corporation to its stockholders, including the holders of its 12% Convertible Subordinated Promissory Notes dated January 21, 2003, shall be canceled by allocating a portion of the Merger Consideration to such stockholders in full satisfaction of such notes.

(c) Warrants. At the Closing, the number of shares of Company Common Stock subject to outstanding options and warrants with an exercise price below the ten-day weighted average (as calculated below) of the Company Common Stock (collectively, whether options or warrants, the “in the Money Options”), and the average exercise price (the “Average Exercise Price”) and average remaining duration (the “Average Remaining Duration”) of the in the Money Options, shall be ascertained. On the Effective Date, the Company shall issue to the Acquired Corporation Stockholders, as part of the Merger consideration, warrants, in the form attached hereto as Exhibit 2.1(d) (the “Warrants”), to purchase, at the Average Exercise Price and with the Average Remaining Duration, a total of twice the number of shares as the holders of the in the Money Options are entitled to purchase pursuant to the in the Money Options. The total number of Warrants shall be allocated amongst the Acquired Corporation Stockholders as set forth in Exhibit 2.1(c). For the purposes of this Section 2.1(c), the ten-day weighted average shall be determined by (i) multiplying the closing bid price for the Company Common Stock, as reported by the Nasdaq, for each of the ten trading days immediately prior to the Effective Date by the volume of shares traded during the corresponding day, (ii) adding the result of each such daily calculation, (iii) dividing such sum by ten (10) and (iv) dividing such quotient by the average daily number of shares traded during such ten-day period. It is understood that the Warrants are being issued as a form of one-time anti-dilution protection for the recipients of the Stock Consideration and that no further or additional pre-emptive or anti-dilution rights attach to the Stock Consideration or the Warrants.

(d) Acquired Corporation Options. Any and all options, warrants or other rights to purchase any shares of Acquired Corporation Stock shall immediately terminate on the Effective Date and shall not be converted into the right to purchase Company Common Stock. On or before the Closing, the Acquired Corporation shall use its best efforts to deliver to the Company, in a form reasonably acceptable to the Company, written evidence executed by the holders of any such options, warrants or other rights to purchase Acquired Corporation Stock terminating such options, warrants and rights and agreeing to hold the Company harmless with respect thereto; provided, however, that the Acquired Corporation shall not be required to terminate prior to the Effective Date options to purchase an aggregate of no more than 50,000 shares of Acquired Corporation Common Stock held by employees other than the executive officers or directors of Acquired Corporation if the Acquired Corporation is unable to obtain such remaining terminations prior to the Effective Date. Edgardo A. Mercadante, Dale Ribaudo and James Beaumariage, on a pro rata basis on behalf of the Acquired Corporation, agree to deliver to the Company 50,000 shares of the Company’s Common Stock held by them to satisfy any claims that might arise from former holders of options, warrants or other rights to purchase Acquired Corporation Stock which were not terminated prior to the Effective Date.

Section 2.2 EMPLOYEE SHARES. On the Effective Date, the Company shall enter into employment agreements and/or stock option agreements with the employees listed on Exhibit 2.2 (the “Employees”) upon terms acceptable to such employees and the independent directors of the Company, and, in connection therewith and pursuant to the terms of their respective employment agreements and/or stock option agreements, the Company shall issue a combination of restricted stock and employee stock options to such Employees in the amounts and as set forth in Exhibit 2.2 (collectively, the “Management Shares and Options”). Such options and restricted stock shall entitle the Employees to a total of 1,864,256 shares of Company Common Stock assuming the vesting and exercise of all of the Management Shares and Options. All of the options to be granted pursuant hereto shall be subject to the terms of stock option agreements acceptable to the Company’s independent directors; provided, however, that the exercise price of the vested options to be issued in accordance with Exhibit 2.2 shall be the lower of fair market value on the date of issuance or Three Dollars and Fifty Cents ($3.50) per share; provided, further, that in the event that the issuance of the Management Shares and Options shall result as of the Effective Date in an expense to the Company in excess of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), the exercise price of the vested options to be issued to the Employees shall be adjusted to fair market value pro rata to the extent necessary to eliminate such excess. Promptly after the Effective Date, Surviving Corporation shall amend its existing Form S-8 registration statement, as previously filed with the United States Securities and Exchange Commission (the “SEC”), as necessary to register the issuance of the shares of Company Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

Section 2.3 REGISTRATION. Neither the shares of Company Common Stock to be issued to the Acquired Corporation Stockholders nor the Management Shares and Options shall at Closing be registered with the SEC. However, the Company shall register the shares of Company Common Stock to be issued to the Acquired Corporation Stockholders pursuant to the terms of the Registration Rights and Lockup Agreement attached hereto as Exhibit 2.3 (the “Lock Up Agreement”).

Section 2.4 EFFECT OF POSSIBLE TRANSACTION. In the event that the Company, prior to the Effective Date, issues any Company Common Stock to any third party in a transaction approved by the boards of directors of the Company and Acquired Corporation, in accordance with state and federal securities laws, the parties agree that the number of shares to be issued to the Acquired Corporation Stockholders, the Management Shares and Options and the Exchange Ratios shall not be adjusted, but that instead the Acquired Corporation Stockholders and the Employees shall continue to receive the same number of shares, restricted stock and options that they would have been entitled to receive had the sales of stock not taken place.

Section 2.5 FRACTIONAL SHARES. No fractional shares of Company Common Stock shall be issued as part of the Stock Consideration, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of Company Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by the Company an amount in cash equal to the market value of such fractional share based upon the closing bid price of the Company Common Stock on the last trading day immediately prior to the Effective Date.

Section 2.6 ADJUSTMENTS. In the event that prior to the Effective Date Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Company Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of Company Common Stock and Warrants into which the Acquired Corporation Stock shall be converted.

Section 2.7. SURRENDER OF ACQUIRED CORPORATION STOCK. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock, Series E Warrants and 12% Convertible Subordinated Promissory Notes dated January 21, 2003, who is entitled to receive the Merger Consideration shall be entitled, upon surrender to the Company of their certificate or certificates representing such Acquired Corporation securities (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as the Company may reasonably require and, if the Company reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as the Company may reasonably require), to receive in exchange therefore the Merger Consideration, with the Stock Consideration being in the form of a certificate or certificates representing the number of whole shares of Company Common Stock into and for which the shares of Acquired Corporation Stock or other Acquired Corporation securities so surrendered shall have been converted, and the Warrant being in the form attached hereto as Exhibit 2.1(d), such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock or other Acquired Corporation securities and which is to be converted into the Merger Consideration shall for all purposes evidence the right to receive the Merger Consideration into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such Company Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock or other Acquired Corporation securities shall have been properly tendered. Once so surrendered and exchanged, the Company shall cause its transfer agent to promptly issue the certificates to which the shareholders are entitled.

Section 2.8 DISSENTING SHARES.

(a) Anything in this Agreement to the contrary notwithstanding, the holders of shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Date and which are held by shareholders of the Company who have the right to dissent with respect to the Merger pursuant to Section 92A.380 et. seq. of the NRS (“Dissenting Shares”) shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the NCA, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost such right under the NCA. If any such holder of Dissenting Shares shall have failed to perfect or shall effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be retained by such holder without interest thereon.

(b) Anything in this Agreement to the contrary notwithstanding, any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the CBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of Acquired Corporation Stock, the Company shall issue and deliver the Merger Consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 2.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Acquired Corporation that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III and was previously delivered to Acquired Corporation in connection herewith (the “Disclosure Schedule”) (disclosure in any section of the Disclosure Schedule qualifying the corresponding section in this Article III and other sections of this Article III to the extent such disclosure reasonably appears to be applicable to such sections):

Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company (excluding nominal qualifying directors’ share ownership information relating to the Company’s Subsidiaries), is set forth in Section 3.1 of the Disclosure Schedule. Except as set forth in such Section 3.1 of the Disclosure Schedule, the Company directly or indirectly owns one hundred percent (100%) of the capital stock of each Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, other than a Subsidiary disclosed in such Section 3.1, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company.

Section 3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Acquired Corporation a true, complete and correct copy of its Amended and Restated Certificate of Incorporation, as amended to date (the “Company Charter”), and Amended and Restated By-Laws, as amended to date (the “Company By-Laws”), and has furnished to Acquired Corporation true, complete and correct copies of the charter and By-Laws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company By-Laws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company By-Laws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

Section 3.3 CAPITALIZATION.

(a) The authorized capital stock of the Company consists of 24,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. As of March 17, 2004, (i) 8,185,642 shares of Company Common Stock are issued and outstanding; (ii) 2,083,901 shares of Company Common Stock are reserved for issuance upon exercise of options and warrants; (iii) no shares of Company Common Stock are issued and held in the treasury of the Company; and (iv) no shares of preferred stock are or have been issued or outstanding nor have the rights of such preferred stock been defined nor has the issuance of such preferred stock ever been authorized. The aggregate number of shares of Company Common Stock subject to Company Stock Options as defined in subsection (b) below is 1,933,901. The aggregate number of shares of Company Common Stock subject to warrants or other rights as described in subsection (c) below is 150,000.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof held outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”), indicating, with respect to each Company Stock Option then outstanding, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder of such Company Stock Option to the Company, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has made available to Acquired Corporation true, complete and correct copies of all Company Stock Option plans (the “Company Stock Plans”) and the forms of all stock option agreements evidencing outstanding Company Stock Options. No consent of any holder of Company Stock Options is required in connection with this Agreement or the Merger.

(c) Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the NRS, the Company Charter or the Company By-Laws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock have been issued in violation of any federal or state securities laws. No material change in the Company’s capitalization has occurred since December 31, 2002. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquired Corporation, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 3.5 ANTI-TAKEOVER STATUTE NOT APPLICABLE. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) under the laws of the State of Nevada or the State of Florida is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.6 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as disclosed in Section 3.6 of the Disclosure Schedule:

(a) Other than leases listed in Section 3.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which (i) require payment by the Company or any of its Subsidiaries in excess of $100,000 or (ii) require the making of any charitable contribution in excess of $50,000;

(b) No purchase contracts or purchase commitments of the Company or any of its Subsidiaries have a duration in excess of the normal, ordinary and usual requirements of the business of the Company or its Subsidiary, as applicable;

(c) There are no outstanding sales contracts or sales commitments of the Company or any of its Subsidiaries which have a duration in excess of the normal, ordinary and usual practices of the business of the Company, and there are no outstanding contracts, bids or sales or service proposals quoting prices or terms which would not reasonably be expected to result in a normal profit;

(d) Except for (i) nondisclosure agreements entered into in the ordinary course; (ii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Company products entered into in the ordinary course; (iii) agreements which require payment by or to the Company or any of its Subsidiaries not in excess of $100,000; (iv) agreements which do not provide for any term extension or expansion of the rights granted with respect to the Intellectual Property owned by the Company as a result of the Merger; or (v) real property leases, licenses or other occupancy agreements (collectively, “Real Property Leases”) for individual properties listed in Section 3.15 of the Disclosure Schedule comprising less than 5,000 square feet, there are no contracts or agreements of the Company or any of its Subsidiaries which do not expire or which the Company may not terminate within one year after the date of this Agreement or which may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

(e) Except for (i) nondisclosure agreements entered into in the ordinary course or (ii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Company products entered into in the ordinary course, neither the Company nor any of its Subsidiaries has (A) any contracts or agreements with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers which require payment by or to the Company or any of its Subsidiaries in excess of $100,000 and which are not cancelable by it on notice of not longer than thirty days and without liability, penalty or premium or (B) any contracts, agreements or arrangements providing for the payment of any bonus or commission based on sales or earnings, in each case where the cost to the Company will exceed $100,000;

(f) Neither the Company nor any of its Subsidiaries is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it, except for such defaults that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect;

(g) Neither the Company nor any of its Subsidiaries has any employee to whom it is paying compensation at the annual rate of more than $100,000;

(h) Neither the Company nor any of its Subsidiaries is restricted by agreement from carrying on its business in any material respect anywhere in the world by any agreement under which the Company (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business; (ii) is required to give favored pricing to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or better to that offered to others) or to provide exclusive or favored access to any product features, excluding exclusive customizations, to any customers or potential customers or any class of customers (it being understood that agreements to provide updates, enhancements or new versions as they become available shall not be considered “favorable access,” nor shall agreements to provide alpha, beta or other similar restricted release versions of products); (iii) has agreed to purchase a material minimum amount of goods or services; or (iv) has agreed to purchase goods or services exclusively from a certain party;

(i) Neither the Company nor any of its Subsidiaries is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers, except for such obligations or liabilities that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect;

(j) Neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money (other than capital leases), including guarantees of or agreements to acquire any such debt obligation of others (other than guarantees by the Company of obligations of its Subsidiaries);

(k) The Company and its Subsidiaries do not have contracts for capital expenditures exceeding $1,000,000 in the aggregate;

(l) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

(m) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(n) Neither the Company nor any of its Subsidiaries has any outstanding loan (other than any loan for employee relocation or any loan not in excess of $50,000) to any person other than to the Company or a wholly owned Subsidiary of the Company in an amount that exceeds $50,000;

(o) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor (other than guarantees by the Company of obligations of its Subsidiaries), surety, co-signer, endorser or co-maker in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements;

(p) Neither the Company nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring the Company to indemnify another party (excluding indemnities contained in agreements for the trial, evaluation, purchase, sale, distribution, maintenance, support or license of products entered into in the ordinary course of business consistent with past practice and in any Real Property Leases) or, other than in the case of settlement agreements entered into prior to the date of this Agreement with current or former officers or employees of the Company in their individual capacity, containing any covenant not to bring legal action against any third party;

(q) The Company has made available to Acquired Corporation true, complete and correct copies of each contract listed in Section 3.6 of the Disclosure Schedule (collectively, the “Material Contracts”); and

(r) (i) Neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, which breach or default remains uncured, (ii) to the Company’s knowledge, no other party to any Material Contract has breached or is in default of any of its obligations thereunder, which breach or default remains uncured, (iii) each Material Contract is in full force and effect and (iv) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary and each of the other parties thereto, enforceable in accordance with its terms.

(s) Without limitation of any other provision of this Agreement, in connection with its acquisitions of or mergers with other companies in the five (5) years preceding the date hereof: the Company or a Subsidiary took title, by acquisition or merger, to the assets, and only to those defined liabilities, described in the acquisition or merger documentation and its title to the assets has not been challenged; no other party to any acquisition agreement or merger has claimed breach or indemnification; and each acquisition or merger agreement remains fully enforceable in accordance with its terms except for provisions not surviving such agreement by its terms or the effect of the statute of limitations.

(t) The Company’s agreements with River Road Real Estate LLC, Becan Development LLC, Advanced Pharmacy, Inc., Professional Pharmacy Solutions, LLC and all other agreements between the Company and any affiliate are on fair market value terms reflective of an arm’s-length transaction.

(u) There is no written agreement of the Company with Professional Pharmacy Solutions, LLC and its orders and those of Advanced Pharmacy, Inc. have been and will be handled in the ordinary course and will not be below market. There is no current agreement between the Company and Dynamic Health Products, Inc. or Innovative Companies, Inc.

Section 3.7 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, (i) conflict with or violate the Company Charter or Company By-Laws or any Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, other than, in the case of (iii) above, such breaches, defaults, impairments, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state securities laws, (iii) the filing of the Certificate of Merger or other documents as required by the NRS and the CBCA, and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, could not reasonably be expected to have a material adverse effect.

Section 3.8 COMPLIANCE; PERMITS.

(a) (i) To the best of the Company’s knowledge, the Company and its Subsidiaries are and have been in material compliance with and are not in material default or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected (and the Company is not aware of any such material non-compliance, default or violation thereunder), including but not limited to: employment, labor, health and safety, including, but not limited to all United States Food and Drug Administration guidelines and OSHA regulations in connection with any oxygen filling stations, storage, distribution or sale by the Company or any Subsidiary, Medicare/Medicaid fraud and abuse and environmental laws.

(ii) To the best of the Company’s knowledge, the Company and its Subsidiaries are and have been in material compliance with all other laws, statutes, ordinances, orders, rules, regulations, policies and guidelines promulgated, and all judgments, decisions and orders entered, by any Federal, state, local or foreign court or governmental authority or instrumentality which are applicable or relate to the business or properties of the Company or any Subsidiary, including, without limitation, health and healthcare industry regulations, third-party reimbursement laws (including Medicare and Medicaid), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Americans with Disabilities Act of 1990, the Controlled Substances Act, the Federal Food, Drug and Cosmetic Act (as amended by the Prescription Drug Marketing Act of 1987) and the Health Insurance Portability & Accountability Act of 1996 as amended.

(iii) To the best of the Company’s knowledge, neither the Company nor any Subsidiary thereof nor the officers, directors, employees or agents of any of them, have engaged in any activities which are in violation of Medicare, Medicaid or any other “State Health Care Program” (as defined in Section 1128(h) of the Social Security Act (“SSA”)) or “Federal Health Care Program” (as defined in SSA Section 1128B(f)) under § 1320a–7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the Code, the federal Civilian Health and Medical Plan of the Uniformed Services (“CHAMPUS”) statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Company or any Subsidiary seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; or (iii) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program of Federal Health Care Program that is (A) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, (B) for an item or service and the person presenting knows or should know that the claim is false or fraudulent, (C) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, or any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or (D) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or information required to be provided under SSA § 1124A.

(b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the best knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 3.8(c) to the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the best knowledge of the Company:

(i) all necessary clearances or approvals from Governmental Entities for all drug and device products which are manufactured and/or sold by the Company and its Subsidiaries have been obtained and the Company and its Subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by the Company and its Subsidiaries of such products;

(ii) none of the Company, its Subsidiaries, or any of their officers, employees or agents (during the term of such person’s employment by the Company or any of its Subsidiaries or while acting as an agent of the Company or any of its Subsidiaries, or, to the knowledge of the Company, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the Food and Drug Administration (“FDA”), the U.S. Nuclear Regulatory Commission (the “NRC”) or any similar Governmental Entities, failed to disclose a material fact required to be disclosed to the FDA, NRC or similar Governmental Entities, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA, NRC or similar Governmental Entities to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar governmental policy, rule, regulation or law;

(iii) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or distributed by the Company and its Subsidiaries, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction; and

(iv) none of the Company, its Subsidiaries or any of their officers, or to the knowledge of the Company, employees or agents (during the term of such person’s employment by the Company or any of its Subsidiaries or while acting as an agent of the Company or any of its Subsidiaries, or, to the knowledge of the Company, prior to such employment), has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

(d) The offer, sale and all other actions by the Company, its Subsidiaries and their officers, employees and agents in connection with its private placement of 1,000,000 shares of Company Common Stock closed on March 17, 2004, and any sale or sales under Section 2.4, have been, are and shall be (i) in full compliance with all federal and state securities laws, rules and regulations, including without limitation, those governing registration of securities and the offer and sale of securities; and (ii) done with full disclosure to the buyers of all material facts concerning the Merger, and without any untrue statements or omission to state a material fact necessary to make the statements made to the buyers, in light of the circumstances in which they were made, not misleading.

Section 3.9 SEC FILINGS; FINANCIAL STATEMENTS.

(a) The Company has timely filed and made available to Acquired Corporation all forms, reports, schedules, statements and other documents, including any exhibits thereto (collectively, the “Company SEC Reports”), required to be filed by the Company with the SEC. The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Date, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. The Company’s restatement of its financial statements for 2001 and 2002 and the fiscal quarter ended June 30, 2002 was acceptable to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The unaudited balance sheet of the Company contained in the Company SEC Report on Form 10-Q for the fiscal quarter ended December 31, 2003 is referred to herein as the “Company Balance Sheet.”

(c) The chief executive officer and chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Effective Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The Nasdaq Small-Cap Market.

Section 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter or Company By-Laws; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $100,000; (vi) except as set forth in Section 3.10 of the Disclosure Schedule, any sale of a material amount of assets (tangible or intangible) of the Company; or (vii) any other action or event that would have required the consent of Acquired Corporation pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

Section 3.11 NO UNDISCLOSED LIABILITIES.

(a) Except as reflected in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since December 31, 2003 in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

Section 3.12 ABSENCE OF LITIGATION; INVESTIGATIONS. Except as set forth in Section 3.12 of the Disclosure Schedule:

There are no material claims, actions, suits, proceedings or, to the knowledge of the Company, governmental investigations, inquiries or subpoenas (a) pending against the Company or any of its Subsidiaries or any properties or assets of the Company or of any of its Subsidiaries or (b) to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three years prior to the date of this Agreement. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2000 nor are there currently any internal investigations or inquiries being conducted by the Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.13 EMPLOYEE BENEFIT PLANS, OPTIONS AND EMPLOYMENT AGREEMENTS.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of

(A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to Acquired Corporation complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the IRS, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Company Employee Plan that is funded.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and materially in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made (or timely will make) all required contributions thereto. All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which Acquired Corporation, the Company or any of its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Company’s knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to the Company. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Effective Date for which testing is required to be completed.

(g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by applicable law, each Company Employee Plan (other than the Company Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment. Section 3.13(i) of the Disclosure Schedule lists each Company Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA) and the amount, if any, by which the present value of benefits accrued under each such Company Employee Plan exceeds the fair market value of the assets of each such Company Employee Plan.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Company, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course. No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Except as set forth in Section 3.13(k) of the Disclosure Schedule, to the knowledge of the Company, each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or its ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

(l) Each Company Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all applicable laws, rules and regulations of each applicable jurisdiction. Section 3.13(l) of the Disclosure Schedule lists each country in which the Company or any of its affiliates has operations and the number of employees in each such country.

(m) Section 3.13(m) of the Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of the Company or any of its Subsidiaries obligating (or potentially obligating) the Company or any of its Subsidiaries to make annual cash payments in an amount equal to or exceeding $50,000; (ii) all employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, in each case with potential obligations equal to or exceeding $50,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been made available to Acquired Corporation.

(n) All contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Date have been or will be timely made or are reflected on the Company’s balance sheet. There are no pending, threatened or reasonably anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(o) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) except as set forth in Section 3.13 of the Disclosure Schedule, entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, or any other payment from the Company or any of its Subsidiaries or (ii) accelerate the time of payment or vesting of any rights, a lapse of repurchase rights or increase the amount of compensation due any such employee or officer. There is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(p) No employee of the Company who has not executed a standard confidentiality agreement in use by the Company possesses confidential information of the Company.

Section 3.14 LABOR MATTERS. (a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no actions, suits, claims or grievances pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which actions, suits, claims or grievances have or would reasonably be expected to have a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (d) to the knowledge of the Company, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries (i) to the Company’s knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company. Neither the Company nor any of its Subsidiaries has any material liability for (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended ( the “WARN Act”), or (ii) a mass layoff, as defined in the WARN Act. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

Section 3.15 PROPERTIES; ENCUMBRANCES. Each of the Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto. Section 3.15 of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Each of the Company and each of its Subsidiaries is and has been in material compliance with the provisions of each lease or sublease for the real property which is set forth in Section 3.15 of the Disclosure Schedule.

Section 3.16 TAXES. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(b) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, except to the extent that the failure to file would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect, and all such Tax Returns were true, complete and correct. All Taxes shown to be due on such Tax Returns have been timely paid. There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Company Balance Sheet. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c) The Company and each of its Subsidiaries have timely withheld with respect to its employees all federal and state Taxes required to be withheld, except to the extent that the failure to withhold would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed any consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC. Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(d) The Company made available to Acquired Corporation (i) complete and correct copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(e) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the

Code; (ii) is “tax-exempt use of property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) Neither the Company nor any of its Subsidiaries has agreed nor is it required to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Date.

(g) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.17 ENVIRONMENTAL MATTERS.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule (i) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws (as defined below); (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries, except for such releases that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect; (iii) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States, except as would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Law and except for such storage that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have made available to Acquired Corporation true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments relating to the business of the Company and its Subsidiaries or any of their respective properties and

(b) For purposes of this Section 3.17, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of any Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of any Hazardous Substance.

Section 3.18 INTELLECTUAL PROPERTY.

(a) Section 3.18(a)(i) of the Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by the Company or any of its Subsidiaries as of the date of this Agreement (collectively the “Registered Intellectual Property”). All of the Registered Intellectual Property, including without limitation the pending patent application relative to the Avery Pharmaceuticals respiratory vial, is owned solely by the Company or one of its Subsidiaries and no royalty or other payment is payable with respect thereto.

(b) The Company or one or more of its Subsidiaries owns, or has a valid right to use all of the Intellectual Property (as defined below) that is used in the business of the Company and its Subsidiaries as currently conducted.

(c) The Registered Intellectual Property that is or has been used in the business of the Company or any of its Subsidiaries as currently or previously conducted, is (and at the time of any previous use, was), to the Company’s knowledge, subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the Company’s knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Assets of any third party or challenging the ownership, validity, enforceability or registrability of any Intellectual Property owned by the Company or any of its Subsidiaries. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, (ii) materially restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s rights to such third party’s Intellectual Assets, or (iii) permit third parties to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted.

(e) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any rights of any third party to such third party’s Intellectual Assets. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries as currently conducted (other than trade secrets with respect to which the Company knowingly made a reasonable judgment to not keep such trade secrets confidential and other than rights to Intellectual Assets where the Company knowingly made a reasonable judgment not to seek to secure registration of the applicable rights). To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any rights to Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted, and no Intellectual Property misappropriation, infringement, dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

(f) The Company and each of its operating Subsidiaries has, and uses reasonable efforts to enforce, a policy of requiring each relevant employee who participates in the development of Intellectual Property to execute a confidentiality and assignment of proprietary rights agreement substantially in the Company’s standard form as set forth in Section 3.18(f) of the Disclosure Schedule, and, except (i) as may be made under nondisclosure agreements or other agreements containing nondisclosure obligations, and (ii) for confidential information or trade secrets that the Company knowingly made a reasonable judgment not to keep such confidential information and trade secrets confidential, there has been no disclosure to any third party by the Company or any of its Subsidiaries of material confidential information or material trade secrets of the Company or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product owned by the Company or its Subsidiaries, a “Proprietary Product”). All consultants and independent contractors who have made material contributions to the development of any Proprietary Product (including all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Proprietary Product) have assigned to the Company or one or more of its Subsidiaries (or a third party that has assigned its rights in such Proprietary Product to the Company or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or one or more of its Subsidiaries (or applicable third party). Assignments of the patents and patent applications listed in Section 3.18(a) of the Disclosure Schedule to the Company or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office.

(g) Neither the Company nor any of its Subsidiaries has (i) granted or is obligated to grant access to any of its source code contained in any Proprietary Product, (ii) made its source code contained in any Proprietary Product subject to any open source license, or (iii) licensed or has the right to obtain any source code, object code or any open license of any third party contained in any Proprietary Product (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any source code, object code or open license).

(h) None of the Proprietary Products contains any third party software code that is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement under which the Company or any of its Subsidiaries is obligated to make the source code for such Proprietary Product generally available to the public.

(i) The Company does not have and will not have any obligation to pay any third party any royalties or other fees in excess of $100,000 in any calendar year for the use of Intellectual Property and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

(j) Neither the Company nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which the Company or any of its Subsidiaries is party or otherwise bound under which the Company or its Subsidiaries derive rights to Intellectual Property that is material to the Company’s or its Subsidiaries’ business as currently conducted, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, nor, to the Company’s knowledge, require the consent of any Governmental Entity or third party with respect to any such Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any Intellectual Asset of Acquired Corporation or any of Acquired Corporation’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(k) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case used in or necessary for the conduct of the business of the Company and each of its Subsidiaries, as currently conducted.

Section 3.19 INSURANCE. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Acquired Corporation. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

Section 3.20 RESTRICTIONS ON BUSINESS. Except for this Agreement, there is no agreement (other than agreements disclosed in response to Section 3.6(h)), judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

Section 3.21. PROXY STATEMENT. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus (as amended or supplemented, the “Proxy Statement/Prospectus”) to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the “Company Stockholders Meeting”), or to be included or supplied by or on behalf of the Company for inclusion in any filing with the SEC shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting or at the time any filing is filed with the SEC or as of the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Acquired Corporation. The Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquired Corporation which is contained in any of the foregoing documents.

Section 3.22 INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 3.22 of the Disclosure Schedule, since December 31, 2002, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

Section 3.23 NO EXISTING DISCUSSIONS. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party in violation of Section 6.13 of this Agreement.

Section 3.24 RESERVED.

Section 3.25 BROKERS; SCHEDULE OF FEES. No broker, finder or investment banker (other than First Albany Capital, Inc., whose brokerage, finder’s or other fees will be paid by Acquired Corporation, and Sanders Morris Harris, Inc., the Company’s investment banker in connection with the Merger, whose fee will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26 MOREPENMAX, INC.

(a) Neither the Company’s 49% equity ownership of MorepenMax, Inc. (“MorepenMax”), nor the current number of directors of MorepenMax that the Company has the right to appoint, can be reduced without the Company’s consent. (b) The MorepenMax joint venture agreement (the “Joint Venture Agreement”) between the Company and Morepen Laboratories Ltd., a company incorporated under the laws of India, cannot be amended without the Company’s consent. (c) Morepen Laboratories Ltd. is in full compliance with the agreement, which contains the Company’s exclusive right, which has not been violated, to sell and distribute products thereunder. (d) The Company has no liability to MorepenMax or Morepen Laboratories Ltd. under the agreement for further capital contributions or as a stockholder, joint venturer or otherwise for any amount in excess of forty nine-thousand dollars ($49,000), which has already been contributed. (e) The activities of MorepenMax are in full compliance with all federal and state laws, rules and regulations (including those of regulatory agencies) governing the manufacture and distribution of drugs. (f) Except as set forth in (d) above, the Company has no liability to MorepenMax or creditors thereof or claimants therefrom, including without limitation for tort or products liability. (g) MorepenMax has maintained and shall maintain products liability insurance in amounts customary and sufficient for the business activities of MorepenMax.

Section 3.27 STOCKHOLDERS AGREEMENT. Other than the Voting and Support Agreement dated January 27, 2004, there is no voting, buy-sell, control or other agreement by and between any of the stockholders of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRED CORPORATION

Acquired Corporation represents and warrants to the Company that, except as set forth in the written disclosure schedule prepared by Acquired Corporation which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and was previously delivered to the Company in connection herewith (the “Acquired Corporation Disclosure Schedule”) (disclosure in any section of the Acquired Corporation Disclosure Schedule qualifying the corresponding section in this Article IV and other sections of this Article IV to the extent such disclosure reasonably appears to be applicable to such sections):

Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Acquired Corporation and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Acquired Corporation and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have an Acquired Corporation Material Adverse Effect. A true, complete and correct list of all of the Acquired Corporation’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Acquired Corporation or another Subsidiary or affiliate of the Acquired Corporation (excluding nominal qualifying directors’ share ownership information relating to the Acquired Corporation’s Subsidiaries), is set forth in Section 4.1 of the Acquired Corporation Disclosure Schedule. The Acquired Corporation does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, other than a Subsidiary disclosed in such Section 4.1, excluding securities in any publicly traded company held for investment by the Acquired Corporation and comprising less than one percent of the outstanding stock of such company.

Section 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Acquired Corporation has heretofore made available to Company a true, complete and correct copy of its Certificate of Incorporation, as amended to date (the “Acquired Corporation Charter”), and By-Laws, as amended to date (the “Acquired Corporation By-Laws”), and has furnished to Company true, complete and correct copies of the charter and By-Laws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Acquired Corporation Documents”). The Acquired Corporation Charter, Acquired Corporation By-Laws and the Acquired Corporation Documents are in full force and effect. The Acquired Corporation is not in violation of any of the provisions of the Acquired Corporation Charter or Acquired Corporation By-Laws and the Acquired Corporation’s Subsidiaries are not in violation of any of the provisions of their respective Acquired Corporation Documents.

Section 4.3 CAPITALIZATION.

(a) The Acquired Corporation is authorized to issue three classes of stock: common stock without par value (the “Acquired Corporation Common Stock”), non-voting common stock without par value (the “Acquired Corporation Non-Voting Common Stock”) and preferred stock with a par value of one cent each (the “Acquired Corporation Preferred Stock” and collectively with the Acquired Corporation Common Stock and the Acquired Corporation Non-Voting Common Stock, the “Acquired Corporation Stock”). The total number of shares which the Acquired Corporation is authorized to issue is 30,000,000. The total number of shares of Acquired Corporation Preferred Stock which the Acquired Corporation is authorized to issue is 9,477,258, the total number of shares of Acquired Corporation Common Stock which the Acquired Corporation is authorized to issue is 15,522,742, and the total number of shares of Acquired Corporation Non-Voting Common Stock which the Acquired Corporation is authorized to issue is 5,000,000. The Acquired Corporation Preferred Stock has been issued in five series, designated as series A through E convertible preferred stock. As of the date hereof, the Acquired Corporation has issued and outstanding, or issued into escrow, 4,205,930 shares of Acquired Corporation Common Stock, zero shares of Acquired Corporation Non-Voting Common Stock, 1,317,391 shares of Series A Preferred Stock, 1,858,239 shares of Series B Preferred Stock, 2,564,102 shares of Series C Preferred Stock, 2,217,769 shares of Series D Preferred Stock, 988,441 shares of Series E Preferred Stock. As of the date hereof (i) 11,316,812 shares of Acquired Corporation Stock are reserved for issuance and (ii) no shares of Acquired Corporation Stock are issued and held in the treasury of the Acquired Corporation. The Acquired Corporation has not amended its certificate of incorporation since the date it filed its Fifth Amended and Restated Certificate of Incorporation on June 22, 2001, and a subsequent amendment filed on February 21, 2003.

(b) No person holds outstanding options, warrants or other rights to purchase shares of Acquired Corporation Stock.

(c) Except as described in Section 4.3(a) of this Agreement or as set forth in Section 4.3(b) of the Acquired Corporation Disclosure Schedule, no capital stock of the Acquired Corporation or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.3(a) of this Agreement or as set forth in Section 4.3(b) of the Acquired Corporation Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Acquired Corporation or any of its Subsidiaries is a party, or by which the Acquired Corporation or any of its Subsidiaries is bound, obligating the Acquired Corporation or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Acquired Corporation or any of its Subsidiaries or obligating the Acquired Corporation or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. Except as set forth in Section 4.3(c) of the Acquired Corporation Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Acquired Corporation or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Acquired Corporation or any of its Subsidiaries with respect to any shares of capital stock of the Acquired Corporation or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Acquired Corporation), of the Acquired Corporation or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Acquired Corporation or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Acquired Corporation or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Acquired Corporation or any of its Subsidiaries with respect to any shares of Acquired Corporation Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of the Acquired Corporation’s capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the CBCA, the Acquired Corporation Charter or the Acquired Corporation By-Laws or any agreement to which the Acquired Corporation is a party or otherwise bound. None of the outstanding shares of the Acquired Corporation’s capital stock have been issued in violation of any federal or state securities laws. No material change in the Acquired Corporation’s capitalization has occurred since December 31, 2003. All of the outstanding shares of capital stock of each of the Acquired Corporation’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Acquired Corporation or a Subsidiary of the Acquired Corporation free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Acquired Corporation or any of its Subsidiaries.

Section 4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Subject only to the approvals described below, the Acquired Corporation has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Acquired Corporation of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Acquired Corporation and the consummation by the Acquired Corporation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Acquired Corporation, subject only to the approval of this Agreement and the Merger by the Board of Directors and stockholders of Acquired Corporation and holders of certain notes of Acquired Corporation. This Agreement has been duly and validly executed and delivered by the Acquired Corporation and, assuming the due authorization, execution and delivery of this Agreement by the Company and the foregoing approvals, constitutes the legal, valid and binding obligation of the Acquired Corporation, enforceable against the Acquired Corporation in accordance with its terms.

Section 4.5 ANTI-TAKEOVER STATUTE NOT APPLICABLE. No Takeover Statute under the laws of the State of Connecticut is applicable to the Acquired Corporation, the shares of Acquired Corporation Stock, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.6 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as disclosed in Section 4.6 of the Acquired Corporation Disclosure Schedule:

(a) Other than leases listed in Section 4.14 of the Acquired Corporation Disclosure Schedule, neither the Acquired Corporation nor any of its Subsidiaries has any agreements, contracts or commitments which (i) require payment by the Acquired Corporation or any of its Subsidiaries in excess of $100,000 or (ii) require the making of any charitable contribution in excess of $50,000;

(b) No purchase contracts or purchase commitments of the Acquired Corporation or any of its Subsidiaries have a duration in excess of the normal, ordinary and usual requirements of the business of the Acquired Corporation or its Subsidiary, as applicable;

(c) There are no outstanding sales contracts or sales commitments of the Acquired Corporation or any of its Subsidiaries which have a duration in excess of the normal, ordinary and usual practices of the business of the Acquired Corporation, and there are no outstanding contracts, bids or sales or service proposals quoting prices or terms which would not reasonably be expected to result in a normal profit;

(d) Except for (i) nondisclosure agreements entered into in the ordinary course; (ii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Acquired Corporation products entered into in the ordinary course; (iii) agreements which require payment by or to the Acquired Corporation or any of its Subsidiaries not in excess of $100,000; (iv) agreements which do not provide for any term extension or expansion of the rights granted with respect to the Acquired Corporation Intellectual Property owned by the Acquired Corporation as a result of the Merger; or (v) Real Property Leases for individual properties listed in Section 4.14 of the Acquired Corporation Disclosure Schedule comprising less than 5,000 square feet, there are no contracts or agreements of the Acquired Corporation or any of its Subsidiaries which do not expire or which the Acquired Corporation may not terminate within one year after the date of this Agreement or which may be renewed at the option of any person other than the Acquired Corporation so as to expire more than one year after the date of this Agreement;

(e) Except for (i) nondisclosure agreements entered into in the ordinary course or (ii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Acquired Corporation products entered into in the ordinary course, neither the Acquired Corporation nor any of its Subsidiaries has (A) any contracts or agreements with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers which require payment by or to the Acquired Corporation or any of its Subsidiaries in excess of $100,000 and which are not cancelable by it on notice of not longer than thirty days and without liability, penalty or premium or (B) any contracts, agreements or arrangements providing for the payment of any bonus or commission based on sales or earnings, in each case where the cost to the Acquired Corporation will exceed $100,000;

(f) Neither the Acquired Corporation nor any of its Subsidiaries is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it, except for such defaults that would not reasonably be likely to have, in the aggregate, an Acquired Corporation Material Adverse Effect;

(g) Neither the Acquired Corporation nor any of its Subsidiaries has any employee to whom it is paying compensation at the annual rate of more than $100,000;

(h) Neither the Acquired Corporation nor any of its Subsidiaries is restricted by agreement from carrying on its business in any material respect anywhere in the world by any agreement under which the Acquired Corporation (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business; (ii) is required to give favored pricing to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or better to that offered to others) or to provide exclusive or favored access to any product features, excluding exclusive customizations, to any customers or potential customers or any class of customers (it being understood that agreements to provide updates, enhancements or new versions as they become available shall not be considered “favorable access,” nor shall agreements to provide alpha, beta or other similar restricted release versions of products); (iii) has agreed to purchase a material minimum amount of goods or services; or (iv) has agreed to purchase goods or services exclusively from a certain party;

(i) Neither the Acquired Corporation nor any of its Subsidiaries is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers, except for such obligations or liabilities that would not reasonably be likely to have, in the aggregate, an Acquired Corporation Material Adverse Effect;

(j) Neither the Acquired Corporation nor any of its Subsidiaries has any debt obligation for borrowed money (other than capital leases), including guarantees of or agreements to acquire any such debt obligation of others (other than guarantees by the Acquired Corporation of obligations of its Subsidiaries);

(k) The Acquired Corporation and its Subsidiaries do not have contracts for capital expenditures exceeding $1,000,000 in the aggregate;

(l) Neither the Acquired Corporation nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

(m) Neither the Acquired Corporation nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(n) Neither the Acquired Corporation nor any of its Subsidiaries has any outstanding loan to Mr. Mercadante or to Dale Ribaudo (“Mr. Ribaudo”). As to persons other than Mr. Mercadante and Mr. Ribaudo, neither the Acquired Corporation nor any of its Subsidiaries has any outstanding loan (other than any loan for employee relocation or any loan not in excess of $50,000) to any such person other than to the Acquired Corporation or a wholly owned Subsidiary of the Acquired Corporation in an amount that exceeds $50,000;

(o) Neither the Acquired Corporation nor any of its Subsidiaries has any power of attorney outstanding or any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor (other than guarantees by the Acquired Corporation of obligations of its Subsidiaries), surety, co-signer, endorser or co-maker in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements;

(p) Neither the Acquired Corporation nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring the Acquired Corporation to indemnify another party (excluding indemnities contained in agreements for the trial, evaluation, purchase, sale, distribution, maintenance, support or license of products entered into in the ordinary course of business consistent with past practice and in any Real Property Leases) or, other than in the case of settlement agreements entered into prior to the date of this Agreement with current or former officers or employees of the Acquired Corporation in their individual capacity, containing any covenant not to bring legal action against any third party;

(q) The Acquired Corporation has made available to Company true, complete and correct copies of each contract listed in Section 4.6 of the Acquired Corporation Disclosure Schedule (collectively, the “Company Material Contracts”); and

(r) (i) Neither the Acquired Corporation nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any Company Material Contract, which breach or default remains uncured, (ii) to the Acquired Corporation’s knowledge, no other party to any Company Material Contract has breached or is in default of any of its obligations thereunder, which breach or default remains uncured, (iii) each Company Material Contract is in full force and effect and (iv) each Company Material Contract is a legal, valid and binding obligation of the Acquired Corporation or its Subsidiary and each of the other parties thereto, enforceable in accordance with its terms.

Section 4.7 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a) The execution and delivery by the Acquired Corporation of this Agreement do not, the execution and delivery by the Acquired Corporation of any instrument required hereby to be executed and delivered by the Acquired Corporation at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Acquired Corporation will not, (i) conflict with or violate the Acquired Corporation Charter or Acquired Corporation By-Laws or any Acquired Corporation Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Acquired Corporation or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Acquired Corporation’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Acquired Corporation or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Acquired Corporation or any of its Subsidiaries is a party or by which the Acquired Corporation or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Acquired Corporation or any of its Subsidiaries or any of their respective assets or properties, other than, in the case of (iii) above, such breaches, defaults, impairments, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, in the aggregate, an Acquired Corporation Material Adverse Effect.

(b) The execution and delivery by the Acquired Corporation of this Agreement do not, the execution and delivery by the Acquired Corporation of any instrument required hereby to be executed and delivered by the Acquired Corporation at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Acquired Corporation will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state securities laws, (iii) the filing of the Certificate of Merger or other documents as required by the NRS and the CBCA, and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, could not reasonably be expected to have a material adverse effect.

Section 4.8 COMPLIANCE; PERMITS.

(a) (i) To the best of the knowledge of Acquired Corporation and its Subsidiaries are and have been in material compliance with and are not in material default or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to Acquired Corporation or any of its Subsidiaries or by which any of their respective properties is bound or affected (and Acquired Corporation is not aware of any such material non-compliance, default or violation thereunder), including but not limited to: employment, labor, health and safety, including, but not limited to all United States Food and Drug Administration guidelines and OSHA regulations in connection with any oxygen filling stations, storage, distribution or sale by Acquired Corporation or any Subsidiary, Medicare/Medicaid fraud and abuse and environmental laws.

(ii) To the best of the knowledge of Acquired Corporation and its Subsidiaries are and have been in material compliance with all other laws, statutes, ordinances, orders, rules, regulations, policies and guidelines promulgated, and all judgments, decisions and orders entered, by any Federal, state, local or foreign court or governmental authority or instrumentality which are applicable or relate to the business or properties of Acquired Corporation or any Subsidiary, including, without limitation, health and healthcare industry regulations, third-party reimbursement laws (including Medicare and Medicaid), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Americans with Disabilities Act of 1990, the Controlled Substances Act, the Federal Food, Drug and Cosmetic Act (as amended by the Prescription Drug Marketing Act of 1987) and the Health Insurance Portability & Accountability Act of 1996 as amended.

(iii) To the best of the knowledge of Acquired Corporation, neither Acquired Corporation nor any Subsidiary thereof nor the officers, directors, employees or agents of any of them, have engaged in any activities which are in violation of Medicare, Medicaid or any other “State Health Care Program” (as defined in Section 1128(h) of the Social Security Act (“SSA”)) or “Federal Health Care Program” (as defined in SSA Section 1128B(f)) under § 1320a–7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the Code, the federal Civilian Health and Medical Plan of the Uniformed Services (“CHAMPUS”) statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which Acquired Corporation or any Subsidiary seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; or (iii) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program of Federal Health Care Program that is (A) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, (B) for an item or service and the person presenting knows or should know that the claim is false or fraudulent, (C) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, or any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or (D) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or information required to be provided under SSA § 1124A.

(b) The Acquired Corporation and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Acquired Corporation and its Subsidiaries taken as a whole as currently conducted (collectively, the “Acquired Corporation Permits”). The Acquired Corporation Permits are in full force and effect, have not been violated in any material respect and, to the best knowledge of the Acquired Corporation, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Acquired Corporation’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Acquired Corporation Permits. No Acquired Corporation Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 4.8(c) to the Acquired Corporation Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have an Acquired Corporation Material Adverse Effect, to the best knowledge of Acquired Corporation:

(i) all necessary clearances or approvals from Governmental Entities for all drug and device products which are manufactured and/or sold by Acquired Corporation and its Subsidiaries have been obtained and Acquired Corporation and its Subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by Acquired Corporation and its Subsidiaries of such products;

(ii) none of Acquired Corporation, its Subsidiaries, or any of their officers, employees or agents (during the term of such person’s employment by Acquired Corporation or any of its Subsidiaries or while acting as an agent of Acquired Corporation or any of its Subsidiaries, or, to the knowledge of

Acquired Corporation, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the Food and Drug Administration (“FDA”), the U.S. Nuclear Regulatory Commission (the “NRC”) or any similar Governmental Entities, failed to disclose a material fact required to be disclosed to the FDA, NRC or similar Governmental Entities, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA, NRC or similar Governmental Entities to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar governmental policy, rule, regulation or law;

(iii) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or distributed by Acquired Corporation and its Subsidiaries, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction; and

(iv) none of Acquired Corporation, its Subsidiaries or any of their officers, or to the knowledge of Acquired Corporation, employees or agents (during the term of such person’s employment by Acquired Corporation or any of its Subsidiaries or while acting as an agent of Acquired Corporation or any of its Subsidiaries, or, to the knowledge of Acquired Corporation, prior to such employment), has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

Section 4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2003, the Acquired Corporation has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have an Acquired Corporation Material Adverse Effect; (ii) any amendments to or changes in the Acquired Corporation Charter or Acquired Corporation By-Laws; (iii) any damage to, destruction or loss of any asset of the Acquired Corporation or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have an Acquired Corporation Material Adverse Effect; (iv) any change by the Acquired Corporation in its accounting methods, principles or practices; (v) any revaluation by the Acquired Corporation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $100,000; or (vi), except as set forth in Section 4.9 of the Acquired Corporation Disclosure Schedule, any sale of a material amount of assets (tangible or intangible) of the Acquired Corporation.

Section 4.10 NO UNDISCLOSED LIABILITIES.

(a) Except as reflected in the unaudited balance sheet of Acquired Corporation for the quarter ended December 31, 2003 (the “Acquired Corporation Balance Sheet”), neither the Acquired Corporation nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Acquired Corporation and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since December 31, 2003 in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, an Acquired Corporation Material Adverse Effect.

(b) Neither the Acquired Corporation nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Acquired Corporation or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Acquired Corporation or any of its Subsidiaries in the Acquired Corporation’s consolidated financial statements.

(c) Neither the Acquired Corporation nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

Section 4.11 ABSENCE OF LITIGATION; INVESTIGATIONS. Except as set forth on Section 4.11 of the Acquired Corporation Disclosure Schedule:

There are no material claims, actions, suits, proceedings or, to the knowledge of the Acquired Corporation, governmental investigations, inquiries or subpoenas (a) pending against the Acquired Corporation or any of its Subsidiaries or any properties or assets of the Acquired Corporation or of any of its Subsidiaries or (b) to the knowledge of the Acquired Corporation, threatened against the Acquired Corporation or any of its Subsidiaries, or any properties or assets of the Acquired Corporation or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by the Acquired Corporation or any Subsidiary within the three years prior to the date of this Agreement. Neither the Acquired Corporation nor any Subsidiary of the Acquired Corporation is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2000 nor are there currently any internal investigations or inquiries being conducted by the Acquired Corporation, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.12 EMPLOYEE BENEFIT PLANS, OPTIONS AND EMPLOYMENT AGREEMENTS.

(a) Section 4.12(a) of the Acquired Corporation Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Acquired Corporation, any of the Acquired Corporation’s Subsidiaries or any of their ERISA Affiliates or to which the Acquired Corporation, any of the Acquired Corporation’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Acquired Corporation Employee Plans”).

(b) With respect to each Acquired Corporation Employee Plan, the Acquired Corporation has made available to Company complete and accurate copies of (i) such Acquired Corporation Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the IRS, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Acquired Corporation Employee Plan that is funded.

(c) Each Acquired Corporation Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and materially in accordance with its terms and each of the Acquired Corporation, the Acquired Corporation’s Subsidiaries and their ERISA Affiliates have in all material respects met their obligations with respect to each Acquired Corporation Employee Plan and have timely made (or timely will make) all required contributions thereto. All material filings and reports as to each Acquired Corporation Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Acquired Corporation Employee Plans, no event has occurred, and, to the knowledge of the Acquired Corporation, there exists no condition or set of circumstances in connection with which Company, the Acquired Corporation or any of its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Acquired Corporation Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Acquired Corporation. The assets of each Acquired Corporation Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Acquired Corporation Employee Plan has assets that include securities issued by the Acquired Corporation, any of the Acquired Corporation’s Subsidiaries or any of their ERISA Affiliates.

(f) All the Acquired Corporation Employee Plans that are intended to be a Qualified Plan have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Acquired Corporation Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Acquired Corporation has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Acquired Corporation’s knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to the Acquired Corporation. Each Acquired Corporation Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Effective Date for which testing is required to be completed.

(g) Neither the Acquired Corporation, any of the Acquired Corporation’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained an Acquired Corporation Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Acquired Corporation Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by applicable law, each Acquired Corporation Employee Plan (other than the Acquired Corporation Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by the Acquired Corporation and any of the Acquired Corporation’s Subsidiaries party thereto or covered thereby at any time without material liability to the Acquired Corporation or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Acquired Corporation Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Acquired Corporation’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment. Section 4.12(i) of the Acquired Corporation Disclosure Schedule lists each Acquired Corporation Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA) and the amount, if any, by which the present value of benefits accrued under each such Acquired Corporation Employee Plan exceeds the fair market value of the assets of each such Acquired Corporation Employee Plan.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Acquired Corporation, threatened, with respect to any Acquired Corporation Employee Plan, other than claims for benefits in the ordinary course. No Acquired Corporation Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Except as set forth in Section 4.12(k) of the Acquired Corporation Disclosure Schedule, to the knowledge of the Acquired Corporation, each individual who has received compensation for the performance of services on behalf of the Acquired Corporation, any of the Acquired Corporation’s Subsidiaries or its ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

(l) Each Acquired Corporation Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all applicable laws, rules and regulations of each applicable jurisdiction. Section 4.12(l) of the Acquired Corporation Disclosure Schedule lists each country in which the Acquired Corporation or any of its affiliates has operations and the number of employees in each such country.

(m) Section 4.12(m) of the Acquired Corporation Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of the Acquired Corporation or any of its Subsidiaries obligating (or potentially obligating) the Acquired Corporation or any of its Subsidiaries to make annual cash payments in an amount equal to or exceeding $50,000; (ii) all employees of the Acquired Corporation or any of its Subsidiaries who have executed a non-competition agreement with the Acquired Corporation or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Acquired Corporation or any of its Subsidiaries with or relating to its employees, in each case with potential obligations equal to or exceeding $50,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Acquired Corporation or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of the Acquired Corporation is a party have been made available to Company.

(n) All contributions required to be made with respect to any Acquired Corporation Employee Plan on or prior to the Effective Date have been or will be timely made or are reflected on the Acquired Corporation’s balance sheet. There are no pending, threatened or reasonably anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Acquired Corporation Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(o) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) except as set forth in Section 4.12 of the Acquired Corporation Disclosure Schedule, entitle any current or former employee or officer of the Acquired Corporation or any Subsidiary of the Acquired Corporation to severance pay, or any other payment from the Acquired Corporation or any of its Subsidiaries or (ii) accelerate the time of payment or vesting of any rights, a lapse of repurchase rights or increase the amount of compensation due any such employee or officer. There is no Acquired Corporation Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

Section 4.13 LABOR MATTERS. (a) The Acquired Corporation and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no actions, suits, claims or grievances pending or, to the knowledge of the

Acquired Corporation or any of its Subsidiaries, threatened, between the Acquired Corporation or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which actions, suits, claims or grievances have or would reasonably be expected to have an Acquired Corporation Material Adverse Effect; (c) neither the Acquired Corporation nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Acquired Corporation or its Subsidiaries, nor does the Acquired Corporation or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (d) to the knowledge of the Acquired Corporation, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Acquired Corporation or any of its Subsidiaries. No employee of the Acquired Corporation or any of its Subsidiaries (i) to the Acquired Corporation’s knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Acquired Corporation or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Acquired Corporation or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Acquired Corporation or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Acquired Corporation. Neither the Acquired Corporation nor any of its Subsidiaries has any material liability for (i) a plant closing, as defined in the WARN Act, or (ii) a mass layoff, as defined in the WARN Act. Neither the Acquired Corporation nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

Section 4.14 PROPERTIES; ENCUMBRANCES. Acquired Corporation and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Acquired Corporation Balance Sheet (except for personal property sold since the date of the Acquired Corporation Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Acquired Corporation Balance Sheet are free and clear of all Liens, except for Liens reflected on the Acquired Corporation Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto. Section 4.14 of the Acquired Corporation Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Acquired Corporation and the location of such premises. Acquired Corporation and each of its Subsidiaries is and has been in material compliance with the provisions of each lease or sublease for the real property which is set forth in Section 4.14 of the Acquired Corporation Disclosure Schedule.

Section 4.15 TAXES. Except as set forth in Section 4.15 of the Acquired Corporation Disclosure Schedule:

(a) The Acquired Corporation and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, except to the extent that the failure to file would not reasonably be likely to have, in the aggregate, an Acquired Corporation Material Adverse Effect, and all such Tax Returns were true, complete and correct. All Taxes shown to be due on such Tax Returns have been timely paid. There are no Tax Liens on any assets of the Acquired Corporation or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Acquired Corporation nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Acquired Corporation Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Acquired Corporation Balance Sheet. All liabilities for Taxes attributable to the period commencing on the date following the date of the Acquired Corporation Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(b) The Acquired Corporation and each of its Subsidiaries have timely withheld with respect to its employees all federal and state Taxes required to be withheld, except to the extent that the failure to withhold would not reasonably be likely to have, in the aggregate, an Acquired Corporation Material Adverse Effect. Neither the Acquired Corporation nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Acquired Corporation or any of its Subsidiaries. Neither the Acquired Corporation nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Acquired Corporation or any of its Subsidiaries. Neither the Acquired Corporation nor any of its Subsidiaries has filed any consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Acquired Corporation. Neither the Acquired Corporation nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity other than its Subsidiaries or Acquired Corporation. Except for the group of which the Acquired Corporation and its Subsidiaries are now currently members, neither the Acquired Corporation nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Neither the Acquired Corporation nor any of its Subsidiaries is liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(c) The Acquired Corporation made available to Company (i) complete and correct copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Acquired Corporation or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(d) None of the assets of the Acquired Corporation or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use of property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) Neither the Acquired Corporation nor any of its Subsidiaries has agreed nor is it required to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Date.

(f) Neither the Acquired Corporation nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Acquired Corporation nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) Neither the Acquired Corporation nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.16 of the Acquired Corporation Disclosure Schedule (i) the Acquired Corporation and its Subsidiaries are and have been in material compliance with all Environmental Laws; (ii) there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Acquired Corporation or its Subsidiaries, except for such releases that would not reasonably be likely to have, in the aggregate, an Acquired Corporation Material Adverse Effect; (iii) there have been no Hazardous Substances generated by the Acquired Corporation or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States, except as would not reasonably be likely to have, in the aggregate, an Acquired Corporation Material Adverse Effect; and (iv) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Acquired Corporation or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Law and except for such storage that would not reasonably be likely to have, in the aggregate, an Acquired Corporation Material Adverse Effect. The Acquired Corporation and its Subsidiaries have made available to Company true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments relating to the business of the Acquired Corporation and its Subsidiaries or any of their respective properties and

Section 4.17 INTELLECTUAL PROPERTY.

(a) Section 4.17(a)(i) of the Acquired Corporation Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications owned by the Acquired Corporation or any of its Subsidiaries as of the date of this Agreement; (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by the Acquired Corporation or any of its Subsidiaries as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by the Acquired Corporation or any of its Subsidiaries as of the date of this Agreement (collectively the “Acquired Corporation Intellectual Property”). All of the Acquired Corporation Intellectual Property is owned solely by the Acquired Corporation or one of its Subsidiaries.

(b) The Acquired Corporation or one or more of its Subsidiaries owns, or has a valid right to use all of the Acquired Corporation Intellectual Property (as defined below) that is used in the business of the Acquired Corporation and its Subsidiaries as currently conducted.

(c) The Acquired Corporation Intellectual Property that is or has been used in the business of the Acquired Corporation or any of its Subsidiaries as currently or previously conducted, is (and at the time of any previous use, was), to the Acquired Corporation’s knowledge, subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the Acquired Corporation’s knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Acquired Corporation’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Assets of any third party or challenging the ownership, validity, enforceability or registrability of any Acquired Corporation Intellectual Property owned by the Acquired Corporation or any of its Subsidiaries. The Acquired Corporation is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Acquired Corporation’s or any of its Subsidiaries’ rights to use any Acquired Corporation Intellectual Property owned by and material to the business of the Acquired Corporation or any of its Subsidiaries as currently conducted, (ii) materially restrict the conduct of the business of the Acquired Corporation or any of its Subsidiaries as currently conducted in order to accommodate any third party’s rights to such third party’s Intellectual Assets, or (iii) permit third parties to use any Acquired Corporation Intellectual Property owned by and material to the business of the Acquired Corporation or any of its Subsidiaries as currently conducted.

(e) The conduct of the business of the Acquired Corporation and its Subsidiaries as currently conducted does not infringe upon any rights of any third party to such third party’s Intellectual Assets. The Acquired

Corporation and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Acquired Corporation Intellectual Property owned by the Acquired Corporation or such Subsidiary that is material to the business of the Acquired Corporation and its Subsidiaries as currently conducted (other than trade secrets with respect to which the Acquired Corporation knowingly made a reasonable judgment to not keep such trade secrets confidential and other than rights to Intellectual Assets where the Acquired Corporation knowingly made a reasonable judgment not to seek to secure registration of the applicable rights). To the Acquired Corporation’s knowledge, no third party is misappropriating, infringing, diluting or violating any rights to Intellectual Property owned by Acquired Corporation or any of its Subsidiaries that is material to the business of the Acquired Corporation and its Subsidiaries as currently conducted, and no Intellectual Property misappropriation, infringement, dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Acquired Corporation or any of its Subsidiaries which remain unresolved.

(f) The Acquired Corporation and each of its operating Subsidiaries has, and uses reasonable efforts to enforce, a policy of requiring each relevant employee who participates in the development of Acquired Corporation Intellectual Property to execute a confidentiality and assignment of proprietary rights agreement substantially in the Acquired Corporation’s standard form as set forth in Section 4.17(f) of the Acquired Corporation Disclosure Schedule, and, except (i) as may be made under nondisclosure agreements or other agreements containing nondisclosure obligations, and (ii) for confidential information or trade secrets that the Acquired Corporation knowingly made a reasonable judgment not to keep such confidential information and trade secrets confidential, there has been no disclosure to any third party by the Acquired Corporation or any of its Subsidiaries of material confidential information or material trade secrets of the Acquired Corporation or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by the Acquired Corporation or any of its Subsidiaries (each such product owned by the Acquired Corporation or its Subsidiaries, a “Acquired Corporation Proprietary Product”). All consultants and independent contractors who have made material contributions to the development of any Acquired Corporation Proprietary Product (including all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Acquired Corporation Proprietary Product) have assigned to the Acquired Corporation or one or more of its Subsidiaries (or a third party that has assigned its rights in such Acquired Corporation Proprietary Product to the Acquired Corporation or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Acquired Corporation Proprietary Product developed by them in the course of their work for the Acquired Corporation or one or more of its Subsidiaries (or applicable third party). Assignments of the patents and patent applications listed in Section 4.17(a) of the Acquired Corporation Disclosure Schedule to the Acquired Corporation or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office.

(g) Neither the Acquired Corporation nor any of its Subsidiaries has (i) granted or is obligated to grant access to any of its source code contained in any Acquired Corporation Proprietary Product, (ii) made its source code contained in any Acquired Corporation Proprietary Product subject to any open source license, or (iii) licensed or has the right to obtain any source code, object code or any open license of any third party contained in any Acquired Corporation Proprietary Product (including in any such case any conditional right to access or under which the Acquired Corporation has established any escrow arrangement for the storage and conditional release of any source code, object code or open license).

(h) None of the Acquired Corporation Proprietary Products contains any third party software code that is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement under which the Acquired Corporation or any of its Subsidiaries is obligated to make the source code for such Acquired Corporation Proprietary Product generally available to the public.

(i) The Acquired Corporation does not have and will not have any obligation to pay any third party any royalties or other fees in excess of $100,000 in any calendar year for the use of Acquired Corporation Intellectual Property and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

(j) Neither the Acquired Corporation nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which the Acquired Corporation or any of its Subsidiaries is party or otherwise bound under which the Acquired Corporation or its Subsidiaries derive rights to Acquired Corporation Intellectual Property that is material to the Acquired Corporation’s or its Subsidiaries’ business as currently conducted, nor will the consummation by the Acquired Corporation of the transactions contemplated hereby result in any loss or impairment of ownership by the Acquired Corporation or any of its Subsidiaries of, or the right of any of them to use, any Acquired Corporation Intellectual Property that is material to the business of the Acquired Corporation and its Subsidiaries as currently conducted, nor, to the Acquired Corporation’s knowledge, require the consent of any Governmental Entity or third party with respect to any such Acquired Corporation Intellectual Property. Neither the Acquired Corporation nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any Intellectual Asset of Acquired Corporation or any of Acquired Corporation’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(k) For purposes of this Agreement, “Acquired Corporation Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case used in or necessary for the conduct of the business of the Acquired Corporation and each of its Subsidiaries, as currently conducted.

Section 4.18 INSURANCE. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Acquired Corporation or any of its Subsidiaries have been made available to Acquired Corporation. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

Section 4.19 RESTRICTIONS ON BUSINESS. Except for this Agreement, there is no agreement (other than agreements disclosed in response to Section 4.6(h)), judgment, injunction, order or decree binding upon the Acquired Corporation or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Acquired Corporation or any of its Subsidiaries, acquisition of property by the Acquired Corporation or any of its Subsidiaries or the conduct of business by the Acquired Corporation or any of its Subsidiaries as currently conducted.

Section 4.20 NO EXISTING DISCUSSIONS. As of the date of this Agreement, the Acquired Corporation is not engaged, directly or indirectly, in any discussions or negotiations with any other party in violation of Section 6.13 of this Agreement.

Section 4.21 (Reserved.)

Section 4.22 BROKERS; SCHEDULE OF FEES. No broker, finder or investment banker (other than First Albany Capital, Inc., whose brokerage, finder’s or other fees will be paid by Acquired Corporation, and Sanders Morris Harris, Inc., the Company’s investment banker in connection with the Merger, whose fee will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquired Corporation or any of its Subsidiaries.

Section 4.23 OFF-BALANCE SHEET ARRANGEMENTS. Acquired Corporation has not undertaken any type of off-balance sheet arrangement prohibited by the Sarbanes-Oxley Act.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 CONDUCT OF BUSINESS PENDING THE MERGER. Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 5.1 of the Disclosure Schedule or (iii) to the extent Acquired Corporation and the Company shall otherwise consent in writing, Acquired Corporation and the Company covenant and agree that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, Acquired Corporation and the Company shall conduct their businesses and that of their Subsidiaries, each group taken as a whole, only in, and neither Acquired Corporation nor the Company shall take any action except in, and neither shall cause its Subsidiaries to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and Acquired Corporation and the Company shall use all reasonable efforts to preserve substantially intact the respective business organization thereof and of its Subsidiaries, each group taken as a whole, to keep available the services of the current officers, employees and consultants thereof, and to preserve the present relationships thereof with customers, suppliers, distributors and other persons with which they or any of their Subsidiaries has significant business relations. Acquired Corporation and the Company agree that the individuals identified in Section 5.1(a) of the Disclosure Schedule shall be authorized to provide the agreement of each to the various acts of Acquired Corporation and the Company contemplated by this Section 5.1 during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Date. In addition, except (i) as expressly contemplated by this Agreement, (ii) as described in Section 5.1 of the Disclosure Schedule or (iii) to the extent Acquired Corporation and the Company shall otherwise consent in writing, neither Acquired Corporation nor the Company shall, nor shall they permit their respective Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, do any of the following:

(a) amend or otherwise change their respective corporate charters or bylaws or those of their respective Subsidiaries;

(b) issue, sell, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in Acquired Corporation or the Company, any of their Subsidiaries or affiliates;

(c) sell, pledge, dispose of or encumber any assets of Acquired Corporation, the Company or any of their Subsidiaries or suffer to exist any Lien thereupon (other than (i) sales of assets not to exceed $150,000 in the aggregate or non-exclusive licenses in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets; (iii) sales of immaterial assets not in excess of $75,000 in the aggregate) or sales of inventory in the ordinary course of business;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of Acquired Corporation or the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend or waive any right under any material contract, agreement or joint venture other than in the ordinary course of business consistent with past practice, or any contract or agreement not entered into in the ordinary course of business consistent with past practices, or enter into, renew, fail to renew, amend or terminate any lease relating to real property, or open or close any facility comprising more than 5,000 square feet; (iv) adopt or implement any new stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are in excess of $25,000 in the aggregate for all such expenditures and purchases for Acquired Corporation or the Company and its respective Subsidiaries taken as a whole; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary, other than extensions of warranties in the ordinary course of business; (vii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except in the ordinary course of business consistent with past practice; or (viii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

(f) increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution (other than loans or advances of reasonable relocation expenses), or grant any severance or termination pay (provided that Acquired Corporation or its Subsidiaries may grant such severance or termination pay in an aggregate amount no greater than $250,000) to, or enter into or amend any Company Employee Plan or Acquired Corporation Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan or Acquired Corporation Employee Plan, establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of Acquired Corporation or the Company or any of their Subsidiaries, pay any discretionary bonuses to any officer of Acquired Corporation or the Company, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Disclosure Schedule or 4.12 of the Acquired Corporation Disclosure Schedule;

(g) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required under GAAP;

(h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate; or fail to pay any material Taxes when due;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Balance Sheet or Acquired Corporation Balance Sheet or incurred in the ordinary course of business and consistent with past practice;

(j) fail to pay accounts payable and other obligations in the ordinary course of business;

(k) accelerate the collection of receivables or modify the payment terms of any receivables other than in the ordinary course of business consistent with past practices;

(l) sell, securitize, factor or otherwise transfer any accounts receivable;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);

(n) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP;

(o) as to Company and its Subsidiaries, enter into any agreement, contract or commitment of any type referred to in Section 3.6, or take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent any of them from performing or cause any of them not to perform its covenants hereunder, in each case, such that the conditions set forth in Sections 7.2(a) or 7.2(b), as the case may be, would not be satisfied;

(p) as to Acquired Corporation and its Subsidiaries, enter into any agreement, contract or commitment of any type referred to in Section 4.6, or take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (n) above, or any action which would make any of the representations or warranties of Acquired Corporation contained in this Agreement untrue or incorrect or prevent either of them from performing or cause either of them not to perform its covenants hereunder, in each case, such that the conditions set forth in Sections 7.3(a) or 7.3(b), as the case may be, would not be satisfied.

Section 5.2 COOPERATION. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Date, (a) the Company and Acquired Corporation shall confer with one another on a regular and frequent basis with one or more representatives to report operational matters that are material and the general status of ongoing operations and (b) each of Acquired Corporation and the Company shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, including any correspondence to and from the SEC (excluding any requests for confidential treatment of any documents included in any filing with the SEC) in connection herewith.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 ACCESS TO INFORMATION; CONFIDENTIALITY.

(a) Acquired Corporation and the Company shall (and shall cause their Subsidiaries and the respective officers, directors, employees, auditors and agents of all of the foregoing to) afford to each other’s officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Date to all properties, contracts, books and records, and all other documents and data (other than privileged documents); provided, that Acquired Corporation shall address all requests to Mr. LaGamba or his designee, and the Company shall address all such requests to Mr. Ribaudo. During such period, each of Acquired Corporation and the Company shall furnish promptly to each other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws.

(b) Each of the Company and the Acquired Corporation represents, warrants, covenants and agrees that it (and its Subsidiaries and its and their respective representatives) has at all times held and shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of this paragraph. Except as and to the extent required by law, no such party, Subsidiary or representative, as aforesaid (any of the foregoing, a “Restricted Party”) has disclosed or used, or will disclose or use, and each Restricted Party has directed and will direct its representatives not to disclose or use to the detriment of the other party or its Subsidiaries or representatives, as aforesaid (any of the foregoing, a “Protected Party”), any Confidential Information (as defined below) with respect to such

Protected Party furnished, or to be furnished, by any such Protected Party or its respective representatives to such Restricted Party or its representatives at any time or in any manner other than in connection with its evaluation of the Merger and the transactions associated therewith. For purposes of this Paragraph, “Confidential Information” means any information about such Protected Party, unless (i) such information is already known to such Restricted Party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Restricted Party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Merger, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of such Protected Party, such Restricted Party will promptly return to such Protected Party or destroy any Confidential Information in its possession and certify in writing to such Protected Party that it has done so.

(c) The Company and the Acquired Corporation intend to negotiate a joint press release to be issued upon to the execution and delivery of this Agreement. Other than such release, except as and to the extent required by law or by the listing rules of Nasdaq, each such party represents, warrants, covenants and agrees that neither it nor any Subsidiary or representative as aforesaid has, and that without the prior written consent of the other party, neither party will, and each has directed and will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the Merger or any transactions associated therewith. If either party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

Section 6.2 SEC FILINGS. The Company shall make any necessary filing with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, and from the date hereof to the Closing shall otherwise comply with the Securities Act and the Exchange Act by, among other things, filing all reports required thereby.

Section 6.3 STOCKHOLDERS MEETING.

(a) Acquired Corporation. Acquired Corporation, acting through its Board of Directors, shall take all actions in accordance with applicable law and the Acquired Corporation’s Charter and By-Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event on or before June 30, 2004, a meeting of its stockholders for the purpose of considering and voting upon the approval of this Agreement and the Merger. Unless this Agreement has been properly terminated, Acquired Corporation’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Acquired Corporation. The Acquired Corporation shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and to secure the vote or consent of the stockholders of the Acquired Corporation that are required by its Charter or the CBCA. At the Acquired Corporation’s stockholders meeting, Mr. Mercadante hereby agrees to, and to cause his family members and Affiliates controlled by him or them, and all Acquired Corporation shares over which he exercises sole or shared voting control to, consent to this Agreement and the Merger.

(b) The Company.

(i) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable law, the Company Charter, the Company By-Laws and the rules of The Nasdaq Small-Cap Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event on or before June 30, 2004, a meeting of its stockholders (the “Company Stockholders

Meeting”) for the purpose of considering and voting upon the approval of this Agreement and the Merger. Unless this Agreement has been properly terminated, the Company’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement. The Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and to secure the vote or consent of the stockholders of the Company that are required by the rules of The Nasdaq Small-Cap Market or the NRS. At the Company Stockholders Meeting, Mr. Taneja hereby agrees to, and to cause his family members and Affiliates controlled by him or them, and all Company shares over which he exercises sole or shared voting control to, consent to this Agreement and the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Acquired Corporation, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(ii) Unless this Agreement has been terminated as permitted by this Agreement, the Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.3 and shall submit the proposal to adopt and approve this Agreement and the Merger to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company’s Board of Directors at any time subsequent to the date of this Agreement determines that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any other actual, potential or purported merger or acquisition proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall use reasonable efforts to ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the NRS, the Company Charter, the Company By-Laws, the rules of The Nasdaq Small-Cap Market and all other applicable legal requirements.

(iii) Following the Company Stockholders Meeting and at or prior to the Closing, the Company shall deliver to Acquired Corporation a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

Section 6.4 LEGAL CONDITIONS TO MERGER. Each of Acquired Corporation and the Company will use its commercially reasonable efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Acquired Corporation and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Acquired Corporation, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Acquired Corporation nor the Company nor any of their affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Acquired Corporation, the Company or their respective affiliates or make any other change in any portion of the Company’s or its business or incur any other limitation on the conduct of the Company’s or its business to obtain such consents, authorizations, orders, approvals and exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Date, except in each case for any such action that would not reasonably be expected to result in a Company Material Adverse Effect or an Acquired Corporation Material Adverse Effect or (ii) if any governmental body that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, take any action which Acquired Corporation or the Company reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

Section 6.5 PUBLIC ANNOUNCEMENTS.

(a) Acquired Corporation and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq, as determined by the Company, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

(b) Notwithstanding anything to the contrary contained in this Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; PROVIDED, HOWEVER, that nothing in this Section 6.5(b) shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any applicable law.

Section 6.6 EMPLOYEE BENEFITS; 401(k) PLAN.

(a) From and after the Effective Date, the Surviving Corporation shall recognize the prior service with Acquired Corporation or the Company or their Subsidiaries of each employee of Acquired Corporation, the Company or their Subsidiaries as of the Effective Date (the “Company Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Acquired Corporation or its affiliates in which Company Employees are eligible to participate following the Effective Date, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Date, Surviving Corporation will use its commercially reasonable efforts to offer to employees of the Surviving Corporation a group health plan similar to Acquired Corporation’s current plan. From and after the Effective Date, Surviving Corporation will provide the benefits described in Section 6.6 of the Disclosure Schedule to the Company Employees, in each instance in accordance with Section 6.6 of the Disclosure Schedule.

(b) Prior to the Effective Date, the Company shall take such actions as Acquired Corporation may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “401(k) Plan”) as Acquired Corporation may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the 401(k) Plan prior to the Effective Date, subject to the terms of the 401(k) Plan and applicable law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

Section 6.7 CONSENTS. Acquired Corporation and the Company shall use their reasonable commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their material agreements, contracts, licenses or leases in connection with the Merger required to prevent the occurrence of an event that could reasonably be expected to have a Company Material Adverse Effect or an Acquired Corporation Material Adverse Effect prior to the Effective Date or after the Effective Date.

Section 6.8 INDEMNIFICATION AND INSURANCE.

(a) From and after the Effective Date, Surviving Corporation shall, to the fullest extent permitted under applicable law assume the obligations of Acquired Corporation and the Company pursuant to any indemnification agreements between Acquired Corporation or the Company and its respective directors and officers in effect prior to the date of this Agreement (or indemnification agreements in Acquired Corporation’s or the Company’s customary form as of the date hereof for directors joining their respective Board of Directors prior to the Effective Date) and any indemnification provisions under Acquired Corporation’s or the Company’s Charter or By-Laws as in effect immediately prior to the Effective Date.

(b) For a period of six years after the Effective Date, Surviving Corporation shall use its commercially reasonable efforts to maintain in effect, subject to customary terms and conditions, policies of directors’ and officers’ and fiduciary liability insurance for the directors serving either the Company or the Acquired Corporation immediately prior to the Effective Date, as well as those directors serving the Surviving Corporation after the Effective Date, which policies shall provide substantially the same coverage and shall contain substantially the terms and conditions as the policies that covered such directors immediately prior to the Effective Date; provided that the Surviving Corporation shall in no event be required to pay for any policy that has a cost in excess of 200% of the cost of the policies in effect as of the date hereof; provided further that with respect to directors that do not continue to serve the Surviving Corporation after the Effective Date, the Surviving Corporation shall only be required to provide coverage for claims arising from facts or events which occurred at or before the Effective Date.

Section 6.9 REASONABLE EFFORTS. Subject to the other terms and conditions of this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.10 NOTIFICATION OF CERTAIN MATTERS. Acquired Corporation shall give prompt notice to the Company, and the Company shall give prompt notice to Acquired Corporation, upon any director or officer of Acquired Corporation or the Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied. Notwithstanding the provisions of this Section 6.10, the delivery of any notice pursuant to this Section 6.10 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.11 TAKEOVER STATUTES. Notwithstanding any other provision in this Agreement, in no event shall any approval of the Merger and this Agreement by the Board of Directors of the Company under § 78.411 et seq. of the NRS, or the Board of Directors of Acquired Corporation under § 33-843 et seq. of the CBCA be withdrawn, revoked or modified by such Board of Directors. The foregoing provision shall not be deemed to reflect that the parties have determined such Takeover Statutes to be applicable. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Acquired Corporation, the Company and their respective Boards of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 6.12 TAX-FREE REORGANIZATION TREATMENT. Acquired Corporation and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause their respective subsidiaries to, use its commercially reasonable efforts to cause the Merger to so qualify. Neither Acquired Corporation nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.13 EXCLUSIVITY.

(a) Each of the Company and the Acquired Corporation represents, warrants, covenants and agrees that since January 29, 2004 it has not, without the other’s prior approval, either directly or through any of their officers, directors, affiliates, employees, representatives, subsidiaries or agents, directly or indirectly, solicited, initiated or participated in any way in discussions or negotiations with, or provided any information or assistance to, or entered into any agreements with, any person or entity concerning any acquisition of such companies, any securities of the respective party or any part of the assets or property of the parties outside the ordinary course of the companies’ businesses, or any merger, consolidation, liquidation, dissolution or similar transaction involving the parties, or assisted and participated in, facilitated or encouraged any effort or attempt by any other person or entity to do or seek to do any of the foregoing. Either party will immediately notify the other regarding any contact between the notifying party, any Subsidiary or its or their representatives and any other person or entity regarding any such offer or proposal or any related inquiry.

(b) Each of the Company and Acquired Corporation agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, restructuring, merger, consolidation or other business combination involving the Company or Acquired Corporation, or acquisition of any capital stock (other than upon exercise of stock options which are outstanding as of the date hereof) or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or Acquired Corporation, or its respective Subsidiaries, or any or any other transaction similar to any of the foregoing with respect to such party or any of its Subsidiaries, or any agreement to enter into any of the foregoing, other than pursuant to the Merger (any of the foregoing, a “Competing Transaction”), or negotiate, explore or otherwise engage in discussions with any person (other than each other or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring or causing it to abandon, terminate or fail to consummate the Merger or any of the other Transactions contemplated by this Agreement; provided that, prior to the Effective Date, if the Company and Acquired Corporation receives a written proposal for a Competing Transaction (x) that was not initiated, solicited or encouraged after the date of this Agreement by it, its Subsidiaries or any of its or their directors, officers, employees, agents or representatives and does not violate or breach any confidentiality, exclusivity or standstill agreement executed by it prior to the date of this Agreement (provided that it may amend any standstill or similar provision of any such agreement solely to provide or make clear that such third party may deliver to the Board of Directors (the “Board”) of the Company or Acquired Corporation, as the case may be, a written proposal for a Competing Transaction) and (y) that the Board or a special committee thereof determines in good faith by majority vote could reasonably be expected to result in a third party making a proposal for a Superior Transaction (as defined in Section 6.13(c)), and subject to compliance with the last two sentences of this Section 6.13(b), the Company or Acquired Corporation, as the case may be, may (A) furnish information with respect to the Company or Acquired Corporation, as the case may be, to the person making such proposal pursuant to a customary confidentiality agreement the terms of which shall be no less favorable to the Company or Acquired Corporation than the confidentiality provisions entered into by the Company or Acquired Corporation on or after January 1, 2003 that is most favorable to it, and (B) participate in discussions or negotiations with such person regarding such proposal. In no event shall the Company or Acquired Corporation furnish (or authorize any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly, to furnish) to any competitor or potential competitor thereof or of its Subsidiaries information about the Company or Acquired Corporation as the case may be or any of its Subsidiaries unless the Board or a special committee thereof determines in its reasonable judgment, after consultation with management, that disclosure of such information would not be materially competitively disadvantageous thereto or to its Subsidiaries, including, without limitation, pricing, volume, sales and marketing information (“Sensitive Information”); provided that the Company or Acquired Corporation may provide Sensitive Information to a competitor or potential competitor thereof if confirmatory review of Sensitive Information is the only remaining condition to the Company and such competitor or potential competitor entering into an Acquisition Agreement (as defined in Section 6.13(c)) with respect to a Superior Transaction that has been approved by the Board and approved (subject only to such confirmatory review) by the board of directors (or similar governing body) of such competitor or potential competitor. The Company and Acquired Corporation shall, and shall cause its Subsidiaries and their respective directors, officers, employees, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. Neither the Board of the Company or Acquired Corporation nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other parties, its recommendation (the “Board Recommendation”) in favor of the Merger or (B) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction. Notwithstanding the foregoing, in the event that prior to the Effective Date the Board of Company or Acquired Corporation receives the advice of its outside legal counsel that failure to do so will result in breach of its fiduciary duties to the stockholders of the Company or Acquired Corporation, as the case may be, under applicable law, such Board may (subject to this and the following sentences of this Section 6.13(b)) withdraw or modify the Board Recommendation, provided that it gives the other parties five days’ prior written notice of its intention to do so. Any such withdrawal or modification of the Board Recommendation shall not change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company or Acquired Corporation to present the Merger for approval and adoption by stockholders of such party. From and after the execution of this Agreement, the Company and Acquired Corporation shall immediately advise each other in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to each other a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto. The Company and Acquired Corporation shall keep each other fully apprised of the status of any proposal relating to a Competing Transaction on a current basis, including, without limitation, promptly providing to each other any Sensitive Information provided to any competitor or potential competitor pursuant to this paragraph (b).

(c) If prior to the Effective Date the Board of Company or Acquired Corporation shall determine in good faith, after consultation with its financial and legal advisors, that any bona fide written proposal from a third party for a Competing Transaction received after the date hereof that was not initiated, solicited or encouraged by it or any of its Subsidiaries or their respective directors, officers, employees, agents or representatives in violation of this Agreement and that does not violate or breach any confidentiality, exclusivity or standstill agreement executed by it prior to the date of this Agreement (as any such agreement may be amended in accordance with Section 6.13(b)) is more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by the other merging party under this Agreement in response to such Competing Transaction), is likely to and capable of being consummated, and is in the best interest of the stockholders of the Company or Acquired Corporation, as the case may be, and the Company or Acquired Corporation, as the case may be, has received (x) advice of its outside legal counsel that failure to enter into such a Competing Transaction will constitute a breach of its Board’s fiduciary duties under applicable law and (y) a written opinion (a copy of which has been delivered to the other merging party under this Agreement) from its Financial Advisor (First Albany Capital in the case of Acquired Corporation and Sanders Morris Harris, Inc. in the case of the Company (or any other nationally recognized investment banking firm), that the Competing Transaction is more favorable from a financial point of view to the stockholders of the Company or Acquired Corporation, as the case may be than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Purchaser) (a “Superior Transaction”), the Company or Acquired Corporation which has made such determination and been so advised may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an “Acquisition

Agreement”) with respect to such Superior Transaction provided, that, prior to any such termination, (i) the Company or Acquired Corporation, as the case may be, has provided such other parties written notice that it intends to terminate this Agreement pursuant to this Section 6.13(c), identifying the Superior Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and (ii) at least five full business days after it has provided the notice referred to in clause (i) above (provided that the opinions referred to in clauses (x) and (y) above shall continue in effect without revision or modification), delivers to such other parties (A) a written notice of termination of this Agreement pursuant to this Section 6.13(c), and (B) a wire transfer of same day funds in the amount of the Termination Fee as provided in Section 8.3(b), and (C) the Company or Acquired Corporation, as the case may be, receives a written acknowledgment from the terminating party and from the other party to a Superior Transaction that such terminating party and such other party have irrevocably waived any right to contest such payments.

Section 6.14 INDEMNIFICATION.

(A) Survival; Right to Indemnification Not Affected by Knowledge

The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

(B) Indemnification and Payment of Damages by Company

The Company will indemnify and hold harmless Acquired Corporation, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the “Familymeds Indemnified Persons”) for, and will pay to the Familymeds Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by the Company in this Agreement (without giving effect to any supplement to the Disclosure Schedule), the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by the Company pursuant to this Agreement;

(b) any Breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty were made at and as of the Effective Date without giving effect to any supplement to the Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 7.2(a) as having caused the condition specified in Section 7.2(a) not to be satisfied; and

(c) any Breach by the Company of any covenant or obligation of the Company in this Agreement.

Except as set forth in subsection (E) below, the remedies provided in this Section 6.14(B) will not be exclusive of or limit any other remedies that may be available to the Familymeds Indemnified Persons.

(C) Indemnification and Payment of Damages by Acquired Corporation

The Acquired Corporation will indemnify and hold harmless the Company and its respective representatives, stockholders, controlling persons, and affiliates (collectively, the “Company Indemnified Persons”) for, and will pay to the Company Indemnified Persons the amount of, any Damages, arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by the Acquired Corporation in this Agreement (without giving effect to any supplement to the Acquired Corporation Disclosure Schedule), the Acquired Corporation Disclosure Schedule, the supplements to the Acquired Corporation Disclosure Schedule, or any other certificate or document delivered by the Acquired Corporation pursuant to this Agreement;

(b) any Breach of any representation or warranty made by the Acquired Corporation in this Agreement as if such representation or warranty were made at and as of the Effective Date without giving effect to any supplement to the Acquired Corporation Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Acquired Corporation Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 7.3(a) as having caused the condition specified in Section 7.3(a) not to be satisfied; and

(c) any Breach by a Familymeds Party of any covenant or obligation of such Familymeds Party in this Agreement.

Except as set forth in subsection (E) below, the remedies provided in this Section 6.14(C) will not be exclusive of or limit any other remedies that may be available to the Company Indemnified Persons.

(D) (Reserved.)

(E) Limitations on Amount and Form of Indemnification

The Company will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or clause (c) of Section 6.14(B) above, (i) until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), and then only for the amount by which such Damages exceed Two Hundred Fifty Thousand Dollars ($250,000.00) or (ii) for any Damages with respect to such matters in excess of One Million Dollars ($1,000,000.00). The Acquired Corporation will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or clause (c) of Section 6.14(C) above, (i) until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), and then only for the amount by which such Damages exceed Two Hundred Fifty Thousand Dollars ($250,000.00) or (ii) for any Damages with respect to such matters in excess of One Million Dollars ($1,000,000.00). However, this Section 6.14(E) will not apply to any Breach of any representations and warranties of which the parties making the representation or warranty had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach of any covenant or obligation.

(F) Procedure for Indemnification—Third Party Claims

(a) Promptly after receipt by an indemnified party under this Section 6.14 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in the preceding paragraph (a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6.14 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(G) Procedure for Indemnification—Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(H) Capitalization Representation

In addition to any other remedy available under the other provisions of this Section 6.14, in the event that any of the Company’s representations and warranties in Section 3.3 of this Agreement are incorrect (notwithstanding their failure otherwise to survive the Merger under subsection 6.14(I) below), the Company shall issue (i) additional Merger Consideration to the Acquired Corporation Stockholders (pro rata their respective entitlement under Exhibit 2.1(b)) and (ii) additional Management Shares and Options to the Employees (pro rata their respective entitlement under Section 2.2 of this Agreement) in an amount equal to the additional consideration such Acquired Corporation Stockholders and Employees would have received had the correct number of issued and outstanding shares, in the Money Options and warrants of Company Common Stock been known at the Closing.

(I) Representations and Warranties

Except as provided in subsection 6.14(H) above, the representations and warranties and indemnification obligations under this Agreement shall not survive the Merger and shall terminate on the Effective Date.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

(a) SEC FILINGS. The SEC shall have taken no action to question, disapprove or delay the Merger or the effectiveness or content of any such filing and no proceedings for such purpose shall have been initiated or threatened in writing by the SEC.

(b) EMPLOYMENT AGREEMENTS. All of the Officers (other than the Secretary) and the Co-Chairs of the Board of Directors shall have entered employment agreements in a form acceptable to such persons and the Company’s independent directors.

(c) ANTITRUST APPROVALS. All necessary waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, all consents, approvals, authorizations and orders applicable to the Merger required under the Antitrust Laws shall have been received and become final and non-appealable, and any governmental body that has the authority to enforce any Antitrust Laws in those jurisdictions where such consents, approvals, authorizations and orders are so required shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the Merger.

(d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(e) GOVERNMENTAL ACTIONS. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in each case, seeking to prohibit or limit Acquired Corporation from exercising all material rights and privileges pertaining to its majority ownership of the Surviving Corporation or the ownership or operation by Acquired Corporation of all or a material portion of the business or assets of Acquired Corporation, or seeking to compel Acquired Corporation to dispose of or hold separate all or any material portion of the business or assets of Acquired Corporation or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement, except in each case for any such action, proceeding, investigation, inquiry, judgment, decree or order as would not reasonably be expected to result in a Company Material Adverse Effect or an Acquired Corporation Material Adverse Effect.

(f) LOCK UP AGREEMENT. Mr. LaGamba, Mr. Taneja, Mr. Mercadante and stockholders (including Mr. Mercadante) who are entitled to receive 90% of the Stock Consideration to be paid at the Closing shall have entered into the Lockup Agreement.

(g) AUTHORIZATIONS. The parties shall have received such governmental and third-party authorizations and consents as are necessary for the Merger.

(h) VENDORS. The Company shall have obtained confirmation from the following companies that they shall continue doing business with the Surviving Corporation after the Effective Date on at least the same terms that they were doing business with the Company prior to the Merger, the parties being in agreement that a failure to obtain any such confirmation would have a Company Material Adverse Effect: GlaxoSmithKline Financial, Inc., Eli Lilly & Co., Astra-Zeneca lp, Bristol-Myers Squibb, 3M Pharmaceuticals, Aventis Pharmaceuticals, Pfizer, Inc., Novartis Pharmaceuticals, JOM Pharmaceutical Services, Merck, Inc., P&G Pharmaceuticals, Amgen, Roche, Purdue Frederick, Schering Corp. and Abbott Labs. Notwithstanding anything to the contrary, if the Company shall not have terminated this Agreement prior to forty-five (45) days after the date hereof, then, after such date, this Section 7.1 (h) shall no longer be a condition to closing and neither party shall be permitted to terminate this Agreement based on this Section 7.1(h).

(i) FINANCING. Acquired Corporation and the Company shall have arranged for financing for the Surviving Corporation in the minimum amount of Sixty Million Dollars ($60,000,000.00) to refinance the Acquired Corporation’s and the Company’s, and their respective subsidiaries’, obligations on terms reasonably acceptable to both parties.

(j) DISSENTERS RIGHTS.

(i) The Company shall not have received notice from its stockholders holding, jointly, in excess of 200,000 shares of Company Common Stock of their intent to exercise their dissenters’ rights of appraisal pursuant to the NRS.

(ii) Acquired Corporation shall not have received notice from its stockholders holding shares of Acquired Corporation Stock with a value in excess of $1,000,000, based on the appraisal to be conducted by First Albany prior the Effective Date, of their intent to exercise their dissenters’ rights of appraisal pursuant to the CBCA.

Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION. The obligations of Acquired Corporation to effect the Merger are also subject to the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement, including without limitation under Section 6.13, shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Effective Date, without giving effect to any supplement to the Disclosure Schedule, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or other date will be determined as of such date and (iii) where any such failures of the representations and warranties to be true and correct in the aggregate will not have a Company Material Adverse Effect; and Acquired Corporation shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) AGREEMENTS AND COVENANTS. The Company and Mr. Taneja shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Date, including without limitation under Section 6.13; and Acquired Corporation shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

(c) APPROVALS. The Company shall have undertaken all corporate action necessary for the consummation of the transaction, including without limitation that this Agreement and the Merger shall have been approved and adopted by the requisite vote of the Board of Directors and Stockholders of the Company.

(d) CORPORATE GOVERNANCE. The Company shall have adopted all applicable corporate governance measures required by the Sarbanes-Oxley Act and the Nasadaq and shall have delivered to Acquired Corporation copies of its audit committee charter, compensation committee charter and its code of ethics.

(e) ADDITIONAL DOCUMENTS. Each of the following documents shall have been delivered to Acquired Corporation: (a) an opinion of Shumaker, Loop & Kendrick, LLP reasonably satisfactory to Acquired Corporation and their counsel addressing issues customary to be addressed in a transaction of this type; (b) certificate of good standing and foreign qualification of the Company and each Subsidiary from each jurisdiction of incorporation or qualification; and (c) such agreements, instruments, certificates and other documents as Acquired Corporation may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated in this Agreement.

Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquired Corporation contained in this Agreement, including without limitation under Section 6.13, shall be true and correct (without giving effect to any qualification as to materiality or Acquired Corporation Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Effective Date, without giving effect to any supplement to the Acquired Corporation Disclosure Schedule, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or other date will be determined as of such date and (iii) where any such failure of the representations and warranties to be true and correct in the aggregate will not have an Acquired Corporation Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Acquired Corporation by the chief executive officer and chief financial officer of Acquired Corporation to such effect.

(b) AGREEMENTS AND COVENANTS. Acquired Corporation shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Date, including without limitation under Section 6.13; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Acquired Corporation to such effect.

(c) APPROVALS. The Acquired Corporation shall have undertaken all corporate action necessary for the consummation of the transaction, including without limitation that this Agreement and the Merger shall have been approved and adopted by the requisite vote of the Board of Directors and stockholders of Acquired Corporation and the holders of not less than 74% of the aggregate principal amount of Acquired Corporation’s 12% Convertible Subordinated Promissory Notes dated January 21, 2003.

(d) ADDITIONAL DOCUMENTS. Each of the following documents shall have been delivered to the Company: (a) an opinion of Rogin, Nassau, Caplan, Lassman & Hirtle, LLC reasonably satisfactory to the Company and its counsel addressing issues customary to be addressed in a transaction of this type; (b) certificate of existence of Acquired Corporation and (c) such agreements, instruments, certificates and other documents as the Company may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated in this Agreement.

(e) FAIRNESS OPINION. The Company shall have received an opinion from its financial advisor, dated on or before the Effective Date, in form and substance acceptable to the Board of Directors of the Company, to the effect that as of such date, the Exchange Ratios and the Merger Consideration is fair from a financial point of view to the stockholders of the Company.

(f) WARRANTS. The Company shall have received evidence satisfactory to the Company that all options, warrants and other rights to purchase Acquired Corporation Stock shall have been terminated with no negative consequence to Acquired Corporation or the Company; provided, however, that

(i) the Acquired Corporation shall not be required to terminate prior to the Effective Date options to purchase an aggregate of no more than 50,000 shares of Acquired Corporation Common Stock held by employees other than the executive officers or directors of Acquired Corporation if the Acquired Corporation is unable to obtain such remaining terminations prior to the Effective Date, so long as Edgardo A. Mercadante, Dale Ribaudo and James Beaumariage, on a pro rata basis deliver to the Company 50,000 shares of the Company’s Common Stock (or such lesser number of shares into which such claimants may be entitled) held by them to satisfy any claims that might arise from former holders of options, warrants or other rights to purchase Acquired Corporation Stock which were not terminated prior to the Effective Date; and

(ii) if not terminated, the Company shall agree to assume the obligations of those certain stock purchase warrants dated October 29, 2003, issued by the Acquired Corporation to J.K. Baker, Larry E. Knotts and Marc Kloner for the purchase of an aggregate of 492,306 shares of nonvoting common stock of the Acquired Corporation on the express condition that the securities into which such warrants are convertible shall be Company Common Stock.

(g) ACQUIRED CORPORATION EMPLOYMENT AGREEMENTS. All change of control prohibitions or penalties contained in Acquired Corporation’s certificate of incorporation or any agreement set forth in the Acquired Corporation Disclosure Schedule to which Acquired Corporation is a party, including without limitation the employment agreements of Mr. Mercadante, Dale Ribaudo and James Beaumariage shall have been terminated without any negative consequence to the Acquired Corporation or the Company and without triggering the change of control provisions contained therein.

(h) SHAREHOLDERS AGREEMENT. All shareholders agreements to which Acquired Corporation is a party shall have been terminated.

7.4 COMMERCIALLY REASONABLE EFFORTS. The Company and Acquired Corporation shall use their commercially reasonable efforts to satisfy all of the conditions to the Merger.

ARTICLE VIII

TERMINATION

Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, notwithstanding approval thereof by the stockholders of the Company or Acquired Corporation:

(a) by mutual written consent duly authorized by the Boards of Directors of Acquired Corporation and the Company;

(b) by either Acquired Corporation or the Company if the Merger shall not have been consummated by July 30, 2004 (as such date may be extended in accordance with the terms of this Section 8.1(b), the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Merger to occur on or before the Outside Date);

(c) by either Acquired Corporation or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.4 and used its reasonable commercially reasonable efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Acquired Corporation or, if the Company and Mr. Taneja have not materially breached the provisions of Section 6.3, the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained; or, by either the Company or, if Mr. Mercadante has not materially breached the provisions of Section 6.15, the Acquired Corporation, if the requisite vote of the stockholders of Acquired Corporation in favor of this Agreement and the Merger shall not have been obtained;

(e) by Acquired Corporation, if the Company or Mr. Taneja shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by the Company of written notice of such breach or failure from Acquired Corporation;

(f) by the Company, if Acquired Corporation or Mr. Mercadante shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by Acquired Corporation of written notice of such breach from the Company;

(g) by Acquired Corporation, if the Company’s Board of Directors (or any committee thereof) shall have approved or recommended to the stockholders of the Company an acquisition proposal by any third party;

(h) by Acquired Corporation, if the Company or Mr. Taneja shall have breached in any material respect its or his obligations under Section 6.3;

(i) by the Company, if Acquired Corporation or Mr. Mercadante shall have breached in any material respect his obligations under Section 6.3;

(j) by the Company, if Acquired Corporation’s Board of Directors (or any committee thereof) shall have approved or recommended to the stockholders of Acquired Corporation an acquisition proposal by any third party; or

(k) by the Company or the Acquired Corporation pursuant to Section 6.13 of this Agreement.

Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Sections 3.25, 4.22, 6.1(b) and (c), 6.13, 8.2, 8.3 and Article IX shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement

Section 8.3 FEES AND EXPENSES.

(a) All commercially reasonable legal, accounting, investment banking and other fees, tail coverage for Acquired Company director and officer liability insurance, costs and expenses incurred at any time by the Company or the Acquired Corporation in connection with pursuing or consummating the transactions contemplated hereby shall be paid by the Surviving Corporation; provided, that the investment banking fees of First Albany Capital, Inc. shall be paid by Acquired Corporation; and provided further, that should the transaction contemplated hereby not close, each party will be responsible for and bear all of its own such fees, costs and expenses.

(b) If either the Company or the Acquired Corporation terminate this Agreement in breach of this Agreement (the “Breaching Party”), the Breaching Party shall pay to the other party (the “Non-Breaching Party”) a termination fee (“the Termination Fee”) in the amount set forth in subsection (c) below in cash within five days of the date of termination or, in the event of a termination pursuant to Section 6.13, as provided in Section 6.13 above. Further, if either Mr. LaGamba or Mr. Taneja fail to execute either the Lockup Agreement or their respective employment agreements (as approved by the independent directors of the Company) on or before Closing and the Agreement is terminated by either party as a result thereof, the Company shall pay to the Acquired Corporation the Termination Fee in cash within five days of the termination. Similarly, if either Mr. Mercadante or stockholders who are entitled to receive more than 10% of the Stock Consideration to be paid at the Closing fail to execute the Lockup Agreement, or if Mr. Mercadante fails to execute his employment agreement (as approved by the independent directors of the Company), on or before Closing, and the Agreement is terminated by either party as a result thereof, the Acquired Corporation shall pay to the Company the Termination Fee in cash within five days of the termination. If none of Mr. Mercadante, Mr. Taneja or Mr. LaGamba are willing to execute employment agreements as approved by the independent directors of the Company, and this Agreement is terminated as a result thereof, neither the Company nor Acquired Corporation shall be required to pay the Termination Fee.

(c) The Termination Fee shall be equal to five percent (5%) of the market price of all issued and outstanding shares of the Company based the ten-day weighted average of the Company Common Stock. For the purposes of this Section 8.3(c), the ten-day weighted average shall be determined by (i) multiplying the closing bid price for the Company Common Stock, as reported by the Nasdaq, for each of the ten trading days immediately prior to the date of termination by the volume of shares traded during the corresponding day, (ii) adding the result of each such daily calculation, (iii) dividing such sum by ten (10) and (iv) dividing such quotient by the average daily number of shares traded during such ten-day period.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 (Reserved.)

Section 9.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Acquired Corporation:

Mr. Edgardo A. Mercadante

Familymeds Group, Inc.

312 Farmington Avenue

Farmington, Connecticut 06032

With a copy to:

Steven D. Bartelstone, Esq.

Rogin, Nassau, Caplan, Lassman & Hirtle LLC

CityPlace I, 22d Floor

185 Asylum Street

Hartford, Connecticut 06103

and

If to the Company:

Mr. Jugal K. Taneja

DrugMax, Inc.

25400 US Highway 19 North, Suite 137

Clearwater, Florida 33763

With a copy to:

Gregory C. Yadley, Esq.

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Boulevard, Suite 2800

Tampa, Florida 33602

After the Effective Date, notice to either the Acquired Corporation or the Company shall go to both Messrs. Taneja and Mercadante at their respective addresses set forth above.

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 9.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

(a) “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

(c) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 under the Exchange Act;

(d) “Breach”, as used in Section 6.14 of this Agreement, of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

(e) “business day” means any day other than a Saturday or Sunday or any day on which banks in the State of Connecticut are required or authorized to be closed;

(f) “control” including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(g) “Include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(h) “Intellectual Assets” means trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies;

(i) “knowledge” with respect to Acquired Corporation and the Company, respectively, means the actual knowledge, after reasonable investigation, of any of the individuals identified for the respective parties in Section 9.3(g)(i) of the Disclosure Schedule;

(j) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(k) “proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or arbitrator; and

(l) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization. Notwithstanding the foregoing, MorepenMax, Inc. shall be deemed a “Subsidiary” of the Company.

Section 9.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Date; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of Acquired Corporation or the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.5 EXTENSION; WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken or authorized by their respective president or chief executive officer, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.8 (Indemnification and Insurance), who shall have the right to enforce such provisions directly.

Section 9.9 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

Section 9.10 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut, without regard to the conflict of law provisions thereof.

Section 9.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 WAIVER OF JURY TRIAL. EACH OF ACQUIRED CORPORATION, MR. MERCADANTE, THE COMPANY AND MR. TANEJA HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.15 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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